                                                                    EXHIBIT 10.7

                                 SALE AGREEMENT
                             RELATING TO THE SALE OF
                               OF THE INTEREST OF
                         WILLIAMS ENERGY (CANADA), INC.
            IN THE COCHRANE, EMPRESS II AND EMPRESS V STRADDLE PLANTS
                            DATED AS OF JULY 8, 2004

                  -------------------------------------------

                         WILLIAMS ENERGY (CANADA), INC.

                                     - AND -

                              1024234 ALBERTA LTD.

                  -------------------------------------------

                                TABLE OF CONTENTS

                                                                                                            PAGE
                                                   ARTICLE 1
                                         DEFINITIONS AND INTERPRETATION

1.1     Definitions.....................................................................................     2
1.2     Schedules.......................................................................................     2
1.3     Knowledge.......................................................................................     2

                                                   ARTICLE 2
                                               PURCHASE AND SALE

2.1     Acquisition of Business.........................................................................     3
2.2     Future Obligations and Indemnification by Purchaser.............................................     3
2.3     Effective Time of Transfer......................................................................     4

                                                   ARTICLE 3
                                                 PURCHASE PRICE

3.1     Purchase Price..................................................................................     4
3.2     Allocation of Purchase Price....................................................................     4
3.3     Satisfaction of Purchase Price..................................................................     4
3.4     Taxes...........................................................................................     6
3.5     Interest on Purchase Price......................................................................     6
3.6     Net Cash Adjustment.............................................................................     6

                                                   ARTICLE 4
                                        BASE PURCHASE PRICE ADJUSTMENTS

4.1     Accounting Adjustments..........................................................................     6
4.2     Valuation of Inventories........................................................................     7
4.3     Closing Statement...............................................................................     7
4.4     Post Closing Adjustments........................................................................     7
4.5     Payment on Determination of Actual Adjustments..................................................     8
4.6     Deemed Inventory Adjustments....................................................................     9
4.7     Outstanding Audits..............................................................................     9

                                                   ARTICLE 5
                                                INTERIM MATTERS

5.1     Risk of Loss....................................................................................    10
5.2     Facility Loss and Environmental Damage..........................................................    10
5.3     General Operation and Maintenance...............................................................    11
5.4     Restricted Activities...........................................................................    11
5.5     Corporate Subsidiaries and Subsidiary Partnerships..............................................    12
5.6     Updates to Representations and Warranties.......................................................    13

                                                   ARTICLE 6
                                         REPRESENTATIONS AND WARRANTIES

6.1     Representations and Warranties of Vendor........................................................    14
6.2     Representations and Warranties of Purchaser.....................................................    20
6.3     No Additional Representations and Warranties....................................................    22
6.4     No Merger.......................................................................................    23
6.5     Non-Transferable................................................................................    23

                                                   ARTICLE 7
                                                  TAX MATTERS

7.1     Tax Returns for Pre-Effective Date Periods......................................................    23

7.2     Tax Returns for Straddle Period and Post-Effective Date Periods.................................    23
7.3     Cooperation on Tax Matters......................................................................    23
7.4     Tax Liability...................................................................................    24
7.5     Tax Indemnification and Audits..................................................................    24

                                                   ARTICLE 8
                                          PREFERENTIAL PURCHASE RIGHTS

8.1     Notices.........................................................................................    27
8.2     Continued Obligations Upon Exercise of Preferential Purchase Rights.............................    27

                                                   ARTICLE 9
                                          ENVIRONMENTAL DUE DILIGENCE

9.1     Environmental Reports...........................................................................    28
9.2     Environmental Liability.........................................................................    28

                                                   ARTICLE 10
                                                   CONDITIONS

10.1    Conditions for Benefit of Purchaser.............................................................    28
10.2    Conditions for Benefit of Vendor................................................................    29
10.3    Parties to Exercise Diligence with Respect to Conditions Precedent..............................    30
10.4    Rights of Purchaser.............................................................................    30
10.5    Rights of Vendor................................................................................    30
10.6    Effect of Termination...........................................................................    31
10.7    Provision of Information........................................................................    31

                                                   ARTICLE 11
                                                    CLOSING

11.1    Closing of Transaction..........................................................................    31
11.2    Deliveries by Vendor at Closing.................................................................    32
11.3    Deliveries by Purchaser at Closing..............................................................    32

                                                   ARTICLE 12
                                                  INDEMNITIES

12.1    Indemnity by Vendor.............................................................................    33
12.2    Indemnity by Purchaser..........................................................................    33
12.3    Empress II Partnership Transaction..............................................................    34
12.4    Survival of Representations and Warranties\No Merger............................................    35
12.5    Limitation on Vendor's Indemnities..............................................................    35
12.6    Indemnity Procedure for Third Party Claims......................................................    36
12.7    Consequential Damages...........................................................................    37
12.8    Failure by Vendor to Close......................................................................    37

                                                   ARTICLE 13
                                               BOOKS AND RECORDS

13.1    Preservation and Access to Books and Records....................................................    38

                                                   ARTICLE 14
                                                   TECHNOLOGY

14.1    In-house Software...............................................................................    39
14.2    Third Party Technology and Process Technology...................................................    39
14.3    Hardware........................................................................................    40
14.4    No Liability....................................................................................    40

                                                   ARTICLE 15
                                       INTERIM AND TRANSITIONAL SERVICES

15.1    Interim Period..................................................................................    40
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                                    - iii -

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
15.2    Transitional Services...........................................................................    41
15.3    Fee Payable for Provision of Transitional Services..............................................    41
15.4    Points of Contact...............................................................................    41
15.5    Purchaser Provided Services.....................................................................    41
15.6    Post-Closing Costs..............................................................................    42
15.7    Payments........................................................................................    42
15.8    Post-Closing Receipts...........................................................................    42

                                                   ARTICLE 16
                                               EMPLOYMENT MATTERS

16.1    Written Offers of Employment....................................................................    42
16.2    Terms of Employment.............................................................................    43
16.3    Severance.......................................................................................    44
16.4    Termination Entitlements........................................................................    44
16.5    PERSONAL TIME OFF...............................................................................    44

                                                   ARTICLE 17
                                                    GENERAL

17.1    Removal of Name.................................................................................    45
17.2    Interest Accrues on Amounts Owing...............................................................    45
17.3    Expanded Meanings...............................................................................    45
17.4    Currency........................................................................................    46
17.5    Accounting References...........................................................................    46
17.6    Statutory References............................................................................    46
17.7    Applicable Law and Attornment...................................................................    47
17.8    Expenses........................................................................................    47
17.9    Publicity Regarding Transaction.................................................................    47
17.10   Notices.........................................................................................    48
17.11   Time of the Essence.............................................................................    49
17.12   Entire Agreement................................................................................    49
17.13   Severability....................................................................................    49
17.14   Amendment of Agreement..........................................................................    50
17.15   Waiver..........................................................................................    50
17.16   Assignment and Enurement........................................................................    50
17.17   No Third Party Beneficiaries....................................................................    50
17.18   Further Assurances..............................................................................    50
17.19   Counterpart Execution...........................................................................    50

                                 SALE AGREEMENT

THIS SALE AGREEMENT is made as of the 8th day of July, 2004

BETWEEN:

            WILLIAMS ENERGY (CANADA), INC., a corporation incorporated under the laws of the Province of New Brunswick ("VENDOR")

                                                               OF THE FIRST PART

                                     - and -

            1024234 ALBERTA LTD., a body corporate incorporated under the laws of Alberta ("PURCHASER")

                                                              OF THE SECOND PART

WHEREAS Vendor owns all of the outstanding share capital in the Corporate Subsidiaries, and the Corporate Subsidiaries own all of the outstanding Partnership Units in the Subsidiary Partnerships.

WHEREAS the Empress II Partnership owns the Empress II Assets and the Cochrane Partnership owns the Cochrane Assets and the Empress V Assets.

WHEREAS Vendor holds legal title to certain of the Cochrane Assets, Empress V Assets and Empress II Assets as bare trustee for the Subsidiary Partnerships.

WHEREAS Purchaser has agreed to purchase and Vendor has agreed to sell the entire right, title and interest of Vendor in the Shares and the Support Assets upon and subject to the terms and conditions provided in this Agreement;

AND WHEREAS Purchaser acknowledges that the Corporate Subsidiaries and the Subsidiary Partnerships are liable to perform, and Purchaser has agreed that following Closing, Purchaser will indemnify Vendor from and against, the Future Obligations upon and subject to the terms and conditions provided in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements of the parties herein set forth, the parties hereby covenant and agree with one another as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

Terms defined in Schedule "A" have the meanings in this Agreement (including the recitals and Schedules) set forth in Schedule "A".

1.2   SCHEDULES

Exhibit 1 sets forth the Schedules to this Agreement, which are incorporated by reference in this Agreement, and form a part hereof. A reference in any Schedule to another Schedule refers to another Schedule of this Agreement. If there is a conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule, the provision of the body of this Agreement shall prevail.

1.3   KNOWLEDGE

Where in this Agreement, or in any certificate or document delivered pursuant hereto, any statement, representation or warranty is made as to, or as being based on, the awareness, knowledge, information or belief of Vendor, such awareness, knowledge, information or belief is limited to the actual knowledge of Alan Armstrong, Senior Vice President, Midstream Gas & Liquids of The Williams Companies, Inc. and David M. Chappell, Vice President & General Manager of Vendor each after making reasonable inquiries including of the following employees of Vendor, but without any other inquiry:

      (a)   Charlotte Raggett;

      (b)   Jim Arsenych;

      (c)   Michelle Coughlin;

      (d)   Frank Severinsen;

      (e)   Miriam Mitchell-Banks;

      (f)   Paul Murphy; and

      (g)   Sid Meloney.

      Purchaser acknowledges that none of the individuals listed in this
Section 1.3 shall have any personal liability to Purchaser in respect of any matter set forth in this Agreement.

                                   ARTICLE 2
                                PURCHASE AND SALE

2.1   ACQUISITION OF BUSINESS

On and subject to the terms and conditions of this Agreement:

      (a)   Vendor and Purchaser agree that:

            (i) Vendor shall sell, assign, transfer and convey to Purchaser and Purchaser shall purchase and acquire from Vendor, all of the right, title, interest and estate of Vendor in the Shares,

            (ii) to the extent assignable, Vendor shall sell, assign, transfer and convey to Purchaser and Purchaser shall purchase and acquire from Vendor, all of the right, title, interest and estate of Vendor in the Support Assets, subject to the Permitted Encumbrances.

      (b) Purchaser shall pay the Purchase Price to or to the order of Vendor in the manner herein provided.

2.2   FUTURE OBLIGATIONS AND INDEMNIFICATION BY PURCHASER

      (a) Purchaser acknowledges that the Corporate Subsidiaries and the Subsidiary Partnerships shall be liable to pay, perform and discharge all of the Future Obligations and that Vendor shall have no liability in respect thereof.

      (b) Purchaser shall cause the return of the Financial Assurances to Vendor as soon as is reasonably possible and in any event within 60 days after the Closing Date. In order to facilitate such return Purchaser shall provide to the third party beneficiaries of the Financial Assurances, substitute obligations, guarantees, letters of credit, bonds or other assurances as may be required by such third party beneficiaries, including the provision of replacement pre-payments to third parties.

      (c) Upon the return of the Financial Assurances, Purchaser shall pay to Vendor in the case of cash prepayments, an amount of interest on such prepayment from the Effective Date until the date of return, at a rate of interest equal to two (2%) percent per annum above the Prime Rate, which shall accrue daily and be compounded monthly, provided that no amount shall be payable to Vendor by Purchaser in respect of a Financial Assurance relating to the supply and cost of natural gas.

      (d) Purchaser will indemnify and save harmless Vendor from and against all Losses Vendor suffers, sustains, pays or incurs as a consequence of any of the Financial Assurances being applied to payment of any of the Future Obligations.

2.3   EFFECTIVE TIME OF TRANSFER

The transfer and assignment of the Shares and the Support Assets shall be effective as of the Effective Date provided that Closing occurs. Possession and title to the Shares and the Support Assets shall not pass to Purchaser until Closing but shall pass at Closing.

                                   ARTICLE 3
                                 PURCHASE PRICE

3.1   PURCHASE PRICE

The aggregate purchase consideration (the "PURCHASE PRICE") payable by Purchaser for the Shares and the Support Assets shall be:

      (a) Cdn. Seven hundred and fifteen million ($715,000,000) Dollars (the "BASE PURCHASE PRICE");

      (b)   plus or minus (as applicable) the adjustment made pursuant to
            Section 4.1 (the "ACCOUNTING ADJUSTMENTS");

      (c)   minus any adjustment made pursuant to Section 5.2(b)(iv);

      (d)   minus any adjustment made pursuant to Section 8.2;

      (e) plus Cdn. one hundred and twenty five thousand dollars ($125,000) per day, for each day that the Closing Date is beyond July 28, 2004, provided that all of the conditions provided for in Sections 10.1 and 10.2 (other than those to be satisfied at or by Closing) have been satisfied; and

      (f)   plus interest payable pursuant to Section 3.5.

3.2   ALLOCATION OF PURCHASE PRICE

The Base Purchase Price shall be allocated among the Shares and the Support Assets as specified in Schedule "B", provided that if there are adjustments described in Section 3.1(b), (c) or (d) the allocations in Schedule "B" shall be adjusted consistent with those adjustments.

3.3   SATISFACTION OF PURCHASE PRICE

Purchaser shall satisfy the Purchase Price by:

(a) the payment to, or to the order of, Vendor upon execution of this Agreement by wire transfer in immediately available funds to an account specified by Vendor of an amount equal to 5% of the Base Purchase Price (the "DEPOSIT") to be held by Vendor's solicitors Bennett Jones LLP in trust, in accordance with the Escrow Agreement to be entered into by Vendor, Purchaser and Bennett Jones LLP contemporaneously with this Agreement in the form of that attached as Schedule "V", and shall be disbursed in accordance with the following:

      (i) if Closing occurs, the Deposit and interest accrued thereon shall be applied to satisfaction of the Base Purchase Price;

      (ii) if Closing does not occur due to: (A) a breach of this Agreement by Purchaser, or (B) the non-satisfaction of any of the conditions in Sections 10.2(a), (b), (c) or (e), or (C) Vendor having exercised its right to terminate its obligations under this Agreement pursuant to Section 10.5(b), the Deposit and interest accrued thereon shall, at the election of Vendor, be forfeited to and retained by Vendor for its own account absolutely as a genuine pre-estimate by Vendor and Purchaser of the minimum Losses which will be suffered or incurred by Vendor as a consequence of Closing not occurring and Vendor may recover additional Losses suffered or incurred by it as a consequence of Closing not occurring up to an amount for such Losses not exceeding 10% of the Base Purchase Price (which, for clarity, shall include the retained Deposit); and

      (iii) if Closing does not occur for any reason or circumstance other than that described in paragraph 3.3(a)(ii), the Deposit and interest accrued thereon shall be returned to Purchaser for the account of Purchaser and, to the extent Closing does not occur due to a breach of this Agreement by Vendor, Vendor shall be liable for the amounts payable pursuant to Section 12.8; and

(b) the payment at the Time of Closing to, or to the order of, Vendor of an amount equal to the sum of:

      (i) the Base Purchase Price less the Deposit and interest accrued thereon;

      (ii) plus or minus (as applicable) the estimate of the Accounting Adjustments made pursuant to Section 4.3;

      (iii) minus any adjustment made pursuant to Section 5.2(b)(iv);

      (iv)  minus any adjustment made pursuant to Section 8.2;

      (v)   plus any adjustment made pursuant to Section 3.1(d),

      by wire transfer in immediately available funds to an account or accounts specified by Vendor on or prior to the Closing Date.

In addition to the foregoing, Purchaser shall also pay to Vendor at the Time of
Closing:

(c) all GST required to be paid or collected by Vendor from Purchaser at the Time of Closing; and

(d) an amount equal to all fees, royalties and charges of third parties incurred or to be incurred by Vendor to obtain the consents, additional licenses or sublicenses (details of which shall be provided to Purchaser 10 days in advance of payment of such fees, royalties and charges) and other documentation necessary for Vendor to transfer, assign, license or sublicense the Third Party Technology, and the Process Technology to Purchaser.

To the extent that it is not possible at the Time of Closing to determine the amount of a fee, royalty or charge that will be incurred by Vendor pursuant to
Section 3.3(d), Purchaser shall pay to Vendor that amount as soon as is reasonably possible after it can be determined.

3.4   TAXES

Purchaser shall be solely liable for and shall pay all Taxes (other than Vendor's income taxes), imposed in connection with the Transaction, including any associated interest charges or penalties except to the extent such interest charges or penalties are caused by the actions of Vendor or its Affiliates. Without limiting the generality of the foregoing, all GST applicable to the sale and transfer of the Support Assets hereunder shall be paid by Purchaser to or to the order of Vendor at the Time of Closing. Vendor shall remit, or shall cause to be remitted, such GST collected from Purchaser at Closing to the appropriate Governmental Body in accordance with Applicable Law.

3.5   INTEREST ON PURCHASE PRICE

Purchaser shall pay to Vendor at Closing interest on the Base Purchase Price from the Effective Date until the Closing Date, at the rate of two (2%) percent per annum above the Prime Rate, which shall accrue daily and be compounded monthly.

3.6   NET CASH ADJUSTMENT

At Closing, Purchaser shall deduct from the amount payable to Vendor at Closing, (or where a negative amount, add to the amount payable) the estimated Net Cash Adjustment set forth in the Closing Statement provided pursuant to Section 4.3.

                                   ARTICLE 4
                         BASE PURCHASE PRICE ADJUSTMENTS

4.1   ACCOUNTING ADJUSTMENTS

The Base Purchase Price shall be adjusted as follows:

      (a) by adding thereto or subtracting therefrom, as the case may be, the Aggregate Net Working Capital; and

      (b) by adding thereto the amount determined pursuant to Schedule "S" to compensate Vendor for general and administrative costs incurred by Vendor in managing the Business during the Interim Period.

Except to the extent otherwise provided in this Agreement, such adjustments shall be calculated on an accrual basis in accordance with GAAP.

4.2   VALUATION OF INVENTORIES

For the purposes of calculating the Aggregate Net Working Capital, Inventory shall be valued at the Effective Date in the following manner:

      (a) all Inventories of natural gas (whether positive or negative) shall be valued based on the AECO Index;

      (b) subject to (c) below, all Inventories other than Product Inventories shall be valued based on the cost at which such Inventories were acquired by Vendor, the Corporate Subsidiaries, the Cochrane Partnership or the Empress II Partnership, as the case may be; and

      (c)   no value shall be given to:

            (i) spare parts, pipe, chemical and other inventories located at a Facility or used in connection with the Business;

            (ii) natural gas liquids in storage or utilized as linepack and which form part of the Empress V Assets;

            (iii) all ethane in Product Inventories held in the Alberta Ethane
                  Gathering System; or

            (iv) any Product Inventories in respect of propane, normal butane, isobutane and condensate for which the Deemed Inventory Adjustment has been made.

4.3   CLOSING STATEMENT

Ten (10) days prior to Closing, Vendor shall prepare and give to Purchaser a statement setting forth (i) the Base Purchase Price (including any Related Cost adjustment); (ii) the Deposit and interest accrued thereon; (iii) Vendor's good faith estimate of the Accounting Adjustments along with supporting schedules evidencing how such Accounting Adjustments were derived, which estimate shall be based upon Vendor's most current financial information available relative to the Effective Date; (iv) the GST to be paid to Vendor at Closing pursuant to Section 3.3(c); (v) the amount to be paid to Vendor at Closing pursuant to Section 3.3(d); (vi) the estimated Net Cash Adjustment (based on the most current financial information available at the time) and (vii) the total amount payable by Purchaser at Closing pursuant to Sections 3.3 and 3.5.

4.4   POST CLOSING ADJUSTMENTS

      (a) As soon as the relevant information is available and in any event within one hundred and eighty (180) days after Closing (but subject to Section 4.4(b)), Vendor shall in good faith prepare and deliver to Purchaser a final closing statement setting forth the actual Accounting Adjustments and Net Cash Adjustments (the "Final Closing Statement"). To the extent reasonably required by Vendor, Purchaser shall assist in the preparation of the Final Closing

            Statement and shall make available sufficient staff to ensure the Final Closing Statement is prepared in a timely manner. Purchaser shall make available to Vendor and its employees, agents, representatives and consultants, full and complete access during normal business hours to the Books and Records to enable Vendor to prepare the Final Closing Statement. The amounts set forth in the Final Closing Statement shall be final and binding upon Vendor and Purchaser unless Purchaser delivers to Vendor written notice disputing any amounts set forth in the Final Closing Statement and the specific grounds of such dispute (the "Dispute Note") within thirty (30) days after receipt of the Final Closing Statement. In such event, the Parties shall co-operate in good faith to attempt to resolve the matters in dispute and agree upon the actual Accounting Adjustments or Net Cash Adjustments. If the Parties cannot resolve the matters in dispute and agree upon the actual Accounting Adjustments or Net Cash Adjustments within ten (10) Business Days from receipt by Vendor of the Dispute Note, then the amount of the actual Accounting Adjustments or Net Cash Adjustments shall be determined by the chartered accounting firm of PriceWaterhouseCoopers ("PWC") within a period of ninety (90) days from the date such accounting firm is retained and each Party shall co-operate with PWC and shall make available to PWC such books and records as are within its possession or control as PWC may request in connection therewith. The determination of PWC shall be final and binding upon both Parties. The fees and expenses of the accounting firm of PWC shall be shared equally between the Parties.

      (b) The Parties shall make such further Accounting Adjustments after the one hundred and eighty (180) day period referred to in Section 4.4(a) only in respect of income taxes accrued in respect of the taxable period ending prior to the Effective Date, provided that any such Accounting Adjustments shall be made within thirty (30) days of a notice of assessment under the Tax Act received in respect of the Tax Returns filed in accordance with Section 7.1 and as allocated pursuant to Section 7.4.

4.5   PAYMENT ON DETERMINATION OF ACTUAL ADJUSTMENTS

Within five (5) Business Days after the final determination of the actual Accounting Adjustments and Net Cash Adjustments pursuant to Section 4.4:

      (a) Purchaser shall pay to, or to the order of, Vendor (i) the amount, if any, by which the actual Accounting Adjustments exceed the estimated amount of the Accounting Adjustments and Net Cash Adjustments relied on for the purposes of Closing plus (ii) interest on the amount described in Section 4.6(a)(i) from the Time of Closing to the day of payment at the Prime Rate; or

      (b) Vendor shall pay to Purchaser (i) the amount, if any, by which the estimated amount of the Accounting Adjustments and Net Cash Adjustments relied upon for the purposes of Closing exceeds the actual Accounting Adjustments and Net Cash Adjustments plus (ii) interest on the amount described in Section 4.6(b)(i) from the Time of Closing to the day of payment at the Prime Rate, as determined in accordance with this Agreement. No further Accounting Adjustments or Net Cash Adjustments shall be made by the Parties following the final determination of the Accounting Adjustments or Net Cash Adjustments pursuant to Section 4.4.

4.6   DEEMED INVENTORY ADJUSTMENTS

      (a)   The Parties acknowledge that:

            (i) the Cochrane Liquids Sale Agreement dated January 1, 1999 between Cochrane Extraction Plant Partnership (predecessor to the Corporate Subsidiaries) and Amoco Canada Resources Company (predecessor to BP) (the "CPLSA") provides for the sale of propane, normal butane, isobutane and condensate produced in the Cochrane Plant to BP; and

            (ii) the CPLSA provides for an annual adjustment after the end of a calendar year (the "THIRTEEN MONTH ADJUSTMENTS") to account for the fact that the aggregate deemed volumes of normal butane and propane on which the monthly invoices for the year were based are not the same as the actual volumes that were produced during the year.

      (b) For purposes of the adjustments made pursuant hereto, the Parties agree that the Deemed Inventory Amount shall equal the estimated Thirteenth Month Adjustment under the CPLSA which would be owing to, or payable by, the Vendor beginning January 1, 2004 up to and including the last full calendar month prior to the Effective Date, as determined by Vendor after the Effective Date and prior to Closing, in a manner consistent with Vendor's past practices with respect to such amount.

      (c) Unless addressed to the satisfaction of Vendor, acting reasonably, as part of the negotiations described in paragraph 1 of Schedule "D" as it relates to the Empress V Joint Venture Agreement dated January 15, 1997 between WECI and BP, the provisions of this Section 4.6 shall apply in respect of any deemed volumes of normal butane and propane produced thereunder and on which the monthly invoices for the year were based (and any differences from the actual volumes that were produced during the year), mutatis mutandis.

4.7   OUTSTANDING AUDITS

Notwithstanding Section 4.4, Vendor shall be responsible for all amounts payable and all Losses, and shall retain all amounts receivable and all benefits in respect of, any amounts paid or payable with respect to the Outstanding Audits.

                                   ARTICLE 5
                                 INTERIM MATTERS

5.1   RISK OF LOSS

Except as provided in Section 5.2, at all times prior to Closing, the Assets and the operation of the Business shall remain at the risk of Vendor.

5.2   FACILITY LOSS AND ENVIRONMENTAL DAMAGE

      (a)   Notwithstanding Section 5.1, if, during the Interim Period:

            (i) any of the Facilities are expropriated or damaged, destroyed or otherwise altered by reason of fire, flood, storm or other casualty ("Facility Loss"); or

            (ii) Vendor becomes aware of any Environmental Liability (other than those as disclosed in Schedule "H" and other than the Previously Disclosed Environmental Liabilities) ("New Environmental Liability");

            Vendor shall promptly notify Purchaser in writing of the nature and extent of the Facility Loss or New Environmental Liability. Vendor may, but shall not be obligated to, undertake any repairs or other remedial actions to remedy the Facility Loss or New Environmental Liability.

      (b)   Where:

            (i) the cost of undertaking such repairs and other remedial actions as are necessary to return a Facility which is the subject to the Facility Loss to the substantially the same condition and capability of operations as it was in prior to the Facility Loss; plus

            (ii) the net income lost to the Corporate Subsidiaries as a result of the Facility Loss in the period from and after the Effective Date; plus

            (iii) the cost to remediate any New Environmental Liability to the standard required by Applicable Law,

            (the "RELATED COSTS") is:

            (iv) less than $10,000,000, the Parties shall proceed with Closing subject to and in accordance with the terms of this Agreement; and

            (v) $10,000,000 or greater, but not more than $25,000,000, the Base Purchase Price shall be reduced by the amount by which the Related Costs exceed $10,000,000 and the Parties shall proceed with Closing subject to and in accordance with the terms of this Agreement; and

            (vi) $25,000,000 or more, Purchaser may elect to not proceed with Closing, terminate this Agreement and have returned to it the Deposit and interest accrued thereon.

      (c) If Closing occurs, Vendor shall, or, where insurance is maintained by its Affiliate, shall have such Affiliate, assign to Purchaser all of the rights of Vendor in and to the proceeds of insurance payable in respect of each Facility Loss, excluding business interruption insurance proceeds payable in respect of the period prior to the Effective Date. In the circumstances contemplated in Section 5.2(b)(v), any proceeds of insurance shall be allocated between Vendor and Purchaser in proportion to the extent each Party bears the Related Costs. After Closing, Vendor shall, at Purchaser's request, use commercially reasonably efforts to assist Purchaser in the collection of such proceeds of insurance.

5.3   GENERAL OPERATION AND MAINTENANCE

Throughout the Interim Period, Vendor shall and shall cause the Corporate Subsidiaries to:

      (a) observe, perform and comply in all material respects with all covenants, agreements and obligations of such party with respect to the Business;

      (b) maintain and operate that part of the Business conducted by it, to the extent within its control or direction, in a proper and prudent manner in accordance with its customary practice and Applicable Laws;

      (c) provide to Purchaser, subject to any confidentiality obligations, any information, periodic reports and such further information as Purchaser may reasonably request, in respect of the negotiations described in Schedule "D"; and

      (d) pay all insurance premiums in respect of the policies set forth in Schedule "K" as those premiums become due and payable.

5.4   RESTRICTED ACTIVITIES

Throughout the Interim Period Vendor shall not, and shall cause the Corporate Subsidiaries not to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned:

      (a) make any material change in the conduct of the Business that would reasonably be expected to have a Material Adverse Effect;

      (b) enter into, assign, terminate or amend, in any material respect, any Material Agreement, except for activities in the ordinary course of the Business, including the activities described in Schedule "D", provided that Vendor shall not conclude any of the negotiations set forth described in Schedule "D" on terms materially economically different than those represented to Purchaser without Purchaser's prior written consent;

      (c) sell, lease or otherwise dispose of any of the Assets except (i) personal property sold, leased or otherwise disposed of in the ordinary course of the Business, (ii) any item of personal property having a value of less than $25,000, and (iii) pursuant to the exercise by any third party of a Preferential Purchase Right;

      (d) create any Security Interest on any of the Assets except to the extent (i) incidental to the operation of the Business and given in the ordinary course of business, or (ii) required or evidenced by any contract or agreement set forth in Cochrane Schedule 1, Empress II Schedule 1, or Empress V Schedule 1, or (iii) Permitted Encumbrances; or

      (e) make any individual capital expenditure or commitment therefor in respect of the Business in excess of $250,000 for any single item, or in excess of $500,000 in aggregate, other than expenditures: (i) provided for in the existing capital budget of the Corporate Subsidiaries, the Partnership or the Empress II Partnership, as the case may be, (ii) required by any contract or agreement set forth in Cochrane Schedule 1, Empress II Schedule 1, or Empress V Schedule 1, or (iii) pursuant to an authorization for expenditure set forth in Schedule "D".

Notwithstanding the foregoing:

      (f) Vendor, a Corporate Subsidiary or Subsidiary Partnership may take or not take any action mentioned in this Section if reasonably necessary under emergency circumstances or if it is required to take or not take such action under Applicable Laws and provided Purchaser is notified as soon thereafter as practicable; and

      (g) Vendor may, and may cause the Corporate Subsidiaries and Subsidiary Partnerships to, undertake the transactions contemplated in Section 6.1(ee).

5.5   CORPORATE SUBSIDIARIES AND SUBSIDIARY PARTNERSHIPS

In addition to the restrictions set forth in Section 5.4, throughout the Interim Period, Vendor shall cause the Corporate Subsidiaries and the Subsidiary Partnerships not to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned:

      (a) issue any of their equity securities or securities convertible into equity securities or, in the case of the Subsidiary Partnerships, Partnership Units, or repurchase, redeem or otherwise acquire any such securities or Partnership Units or make or propose to make any other change in their capitalization;

      (b)   make any change in their respective constating documents or by-laws;

      (c)   purchase any securities of any corporation or other Person;

      (d) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution or other winding up of their respective businesses or operations;

      (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in whole or in party, any corporation, partnership, or other business organization or division thereof;

      (f) amalgamate, merge or consolidate their respective assets with any other Person; or

      (g) in respect of the Corporate Subsidiaries, declare any dividends or make any returns of capital to its shareholders, or commit to do so and, in respect of the Subsidiary Partnerships, make any distributions or returns of capital to its partners or commit to do so, provided however that each of the Corporate Subsidiaries and Subsidiary Partnerships:

            (i) may declare and pay dividends or make distributions or returns of capital not in excess, in the aggregate, of the Cash held by such corporation or partnership at the time of payment upon delivery to Purchaser of written notice of the intent of such corporation or partnership to make such payment;

            (ii) shall repay, in all material respects, Intercorporate Debt other than that which is attributable to operating costs incurred in the ordinary course of business (which for certainty, shall be included in the Net Working Capital); and

            (iii) shall assign to Vendor or an Affiliate (other than a Corporate
                  Subsidiary or Subsidiary Partnership) any Excluded Asset held by it and shall have the Vendor or such Affiliate assume the Excluded Liabilities.

5.6   UPDATES TO REPRESENTATIONS AND WARRANTIES

      (a) Each of the Parties shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of any fact or circumstance that would cause any of its or the other Party's representations and warranties set forth herein not to be true and correct, give notice thereof to the other Party.

      (b) If prior to the Time of Closing a Party (the "DISCLOSING PARTY") gives notice to the other Party (the "NOTIFIED PARTY") of the occurrence of any fact or circumstance that would cause any of the Disclosing Party's representations and warranties set forth herein not to be true and correct, then the representations and warranties of the Disclosing Party set forth herein shall be deemed to be amended to reflect that fact or circumstance. All references to Sections 6.1 and 6.2 and subsections thereof in this Agreement shall be deemed to be references to Sections 6.1 and 6.2 and subsections thereof as so amended. The Notified Party's sole remedy in respect of such an amendment shall be as set out in Section 10.4 or 10.5, as the case may be.

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

6.1   REPRESENTATIONS AND WARRANTIES OF VENDOR

As of the date hereof, Vendor represents and warrants to Purchaser as follows:

      (a) ORGANIZATION AND GOOD STANDING: Each of Vendor and the Corporate Subsidiaries is a corporation duly incorporated, validly existing and current with all corporate filings under the laws of their respective constating jurisdictions, and each of the Subsidiary Partnerships is a general partnership, validly existing and in good standing under the laws of Alberta.

      (b) QUALIFICATION: Each of Vendor, the Corporate Subsidiaries and the Subsidiary Partnerships has the requisite power to carry on its business as it is now being conducted and is duly qualified to do business in the Province of Alberta and in the jurisdictions in which its assets make such qualification necessary.

      (c) AUTHORITY: Vendor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Transaction have been duly authorized by all requisite corporate action on the part of Vendor.

      (d) ENFORCEABILITY: This Agreement constitutes a valid and binding agreement of Vendor enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

      (e) NO CONFLICT OR VIOLATION: Assuming all Required Consents are obtained or otherwise complied with, neither the execution and delivery of this Agreement nor the consummation of the Transaction and performance of the terms and conditions contemplated hereby by Vendor will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, by-laws or other similar governing documents of Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships or, to the knowledge of Vendor, any material agreement, indenture or other instrument to which Vendor, a Corporate Subsidiary or a Subsidiary Partnership is bound, other than such conflicts, breaches or violations of agreements, indentures or other instruments as would not reasonably be expected to have a Material Adverse Effect, or (ii) violate or conflict with any Applicable Laws in the jurisdiction in which the Assets are located other than as would not reasonably be expected to have a Material Adverse Effect.

      (f) CONSENTS, APPROVALS, LICENSES: No consent, approval, authorization or filing with or notification to any Person is required for or in connection with the execution and delivery of this Agreement by Vendor or for or in connection with the consummation of the Transaction or the performance of the terms and conditions contemplated hereby by Vendor, except: (i) the Required Consents; (ii) consents, approvals, authorizations, filings or notices required to be made or obtained in accordance with Applicable Laws; (iii) Customary Post Closing Consents; and (iv) consents, filings or notices the failure of which to obtain or with which to comply would not reasonably be expected to have a Material Adverse Effect on Vendor's ability to complete the Transaction; and
            (v) such other consents, filings or notices, the failure to obtain which or to comply with which would not have a Material Adverse Effect.

      (g) ACTIONS: Except as set forth in Schedules "F", "G" and "H" there are no actions, suits, other legal, administrative or arbitration proceedings existing or, to the knowledge of Vendor, which are pending or threatened against Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships or relating to the Business, the Shares or the Assets.

      (h) COMPLIANCE WITH APPLICABLE LAWS: Except as set forth in Schedules "G" and "H", to the knowledge of Vendor, none of Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships is in violation of any Applicable Laws; provided that Vendor makes no representation or warranty, express or implied, with respect to Taxes except as are set forth in Section 6.1(n) or Environmental Laws except as are set forth in Subsection 6.1(m).

      (i)   SHARES AND PARTNERSHIP UNITS:

            (i)   WECI holds of record and owns beneficially all of the Shares;

            (ii) The Shares are free and clear of any Security Interests and are not subject to the provisions of any contract or commitment that would require WECI to sell, transfer or otherwise dispose of any Shares to any Person other than Purchaser;

            (iii) The entire ownership interest in the Subsidiary Partnerships is divided into and represented by the Partnership Units, and PARI and 898389 beneficially own all of the Partnership Units;

            (iv) The Partnership Units are free and clear of any Security Interests and are not subject to the provisions of any contract or commitment that would require the Corporate Subsidiaries to sell, transfer or otherwise dispose of any Partnership Units to any Person; and

            (v) at Closing, no Person has any right, option or entitlement to acquire an equity interest in the Corporate Subsidiaries or the Subsidiary Partnerships.

      (j)   CAPITALIZATION OF CORPORATE SUBSIDIARIES AND THE SUBSIDIARY
            PARTNERSHIPS:

            (i) PARI: The authorized share capital of PARI consists of an unlimited number of Class A common voting shares, an unlimited number of Class

                  B common non-voting shares, an unlimited number of Class C common voting shares and an unlimited number of Class A preferred non-voting shares, of which 126,675 Class A common voting shares and 1,999,000 Class B common non-voting shares are issued and outstanding and held beneficially and of record by Vendor;

            (ii) 898389: The authorized share capital of 898389 consists of an unlimited number of common shares and 100 preferred shares, of which 71,029,728 common shares are issued and outstanding and held beneficially and of record by Vendor;

            (iii) All of the issued and outstanding shares of the Corporate
                  Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable;

            (iv) Cochrane Partnership: 1051751 Partnership Units of the Cochrane Partnership have been issued to each of PARI and 898389; and

            (v) Empress II Partnership: 790,501 Partnership Units of the Empress II Partnership have been issued to each of PARI and 898389.

      (k) DIVIDENDS: At Closing, neither of the Corporate Subsidiaries shall have any declared but unpaid dividends.

      (l) TITLE TO ASSETS: Vendor does not warrant title to the Assets, but does represent and warrant that the Assets are free and clear of all Security Interests created by, through or under Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships since October 13, 2000, except the Permitted Encumbrances.

      (m) ENVIRONMENTAL MATTERS: To the knowledge of Vendor, all material written environmental reports, audits, summaries, materials, data and other information related to Environmental Liabilities affecting the Business in the possession of Vendor have been disclosed to Purchaser. Except as disclosed in Schedule "H" and other than the Previously Disclosed Environmental Liabilities, as of the date hereof, to the knowledge of Vendor none of Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships has received:

            (i) any order or directive pursuant to Environmental Laws which requires any work, repairs, construction or capital expenditures with respect to the Business or the Assets which has not been complied with in all material respects; or

            (ii) any demand or notice issued under Environmental Laws with respect to the breach of any Environmental Law in relation to the Business or the Assets which has not been complied with in all material respects.

      (n) TAX MATTERS: Except as set forth in Schedule "J", to the knowledge of Vendor:

            (i) all Tax Returns required to be filed by the Corporate Subsidiaries and the Subsidiary Partnerships have been timely filed, and such Tax Returns are correct and complete in all material respects and all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included; and

            (ii)  all Taxes shown as due on such returns have been paid.

      (o) INSURANCE: Set forth in Schedule "K" is a summary listing of all current policies of liability and property insurance insuring the Assets, employees and Business of Vendor, the Corporate Subsidiaries and the Subsidiary Partnerships. All policies are in full force and effect. Coverage under such policies shall terminate on the Closing Date.

      (p) OTHER BUSINESSES: As of the date of this Agreement, the Corporate Subsidiaries and the Subsidiary Partnerships do not carry on any business other than the Business, and at the Closing, the Corporate Subsidiaries and the Subsidiary Partnerships will not carry on any business other than the Business.

      (q) NO SUBSIDIARIES: None of the Corporate Subsidiaries or the Subsidiary Partnerships has any subsidiaries.

      (r) RESIDENCY FOR TAX PURPOSES: Vendor is not a non-resident of Canada for the purposes of the Tax Act.

      (s) ETA REGISTRATION: WECI is a registrant for the purposes of the ETA, WECI's registration number being 86119 3126 RT0001. PARI is a registrant for the purposes of the ETA, PARI's registration number being 10405 8102 RT0001. 898389 is a registrant for the purposes of the ETA, 898389's registration number being 10515 0833 RT0001. The Cochrane Partnership is a registrant for the purposes of the ETA, the Partnership's registration number being 86757 9401 RT0001. The Empress II Partnership has, as of the date of execution of this Agreement, applied to be a registrant for the purposes of the ETA, and on the Closing Date will be a registrant, and at or prior to the Closing Date will have provided Purchaser with notice of its registration number.

      (t) BROKERAGE FEES AND COMMISSIONS: Vendor has not incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the Transaction for which Purchaser, the Corporate Subsidiaries or the Subsidiary Partnerships shall incur any liability.

      (u) EMPLOYEES: The Corporate Subsidiaries and the Subsidiary Partnerships do not have any employees.

      (v) FINANCIAL STATEMENTS: Vendor has delivered to Purchaser the audited financial statements for the years ended December 31, 2003, 2002 and 2001 and unaudited financial statements for the 3 months ended March 31, 2004 and 2003, all as set forth in Schedule "W". Such audited and unaudited financial statements were prepared from the Books and Records of Vendor in accordance with GAAP.

      (w)   NO UNDISCLOSED LIABILITIES:

            (i) On the Effective Date, PARI, 898389 and the Subsidiary Partnerships do not have any liabilities which should be shown on a balance sheet or notes thereto prepared in accordance with GAAP except: (A) liabilities which are included in the calculation of the Net Working Capital; (B) liabilities that have been incurred in the ordinary course of business which have not become due; (C) liabilities associated with those matters set out in Schedule "F", "G" and "H"; (D) Permitted Encumbrances; (E) Environmental Liabilities; (F) liabilities or indebtedness which are satisfied after the Effective Date in accordance with Section 5.5(g)(ii); (G) obligations and liabilities otherwise disclosed herein; and (H) future income tax liability; and

            (ii) There is no Intercorporate Debt that would not be classified as a current liability or current asset pursuant to GAAP.

      (x) CONTRACTS: Vendor has, or has caused the Corporate Subsidiaries or the Subsidiary Partnerships to have, made available to Purchaser true and complete copies or financial or agreement summaries of the Material Agreements, and the Material Agreements include all of the contracts, agreements and instruments to which any of Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships are a party as at the date hereof which affect or relate to the Business and the Assets or either of them (other than consulting services or performance of work contracts entered into in the ordinary course of business) and which: (A) provide for aggregate payments by or to Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships of $1,000,000 or more over the term of the contract; or (B) the termination of which would have a Material Adverse Effect.

      (y)   PERMITS:

            (i) Vendor holds, or to its knowledge where a third party operates a Facility, that third party holds, all material Permits necessary or required to be held by it for the operation of that Facility and is in compliance with those Permits;

            (ii) Except as set forth in Schedules "F", "G" and "H", no proceeding is existing, or to the knowledge of Vendor, pending or threatened, with respect to any alleged material failure by it or any third party operator, to have any required Permit or not to be in material compliance with its Permits, where such alleged failure has not been rectified;

            (iii) To the knowledge of Vendor no event has occurred and is continuing which allows, or after notice or lapse of time or both would allow, any material modification or the termination of any such Permit held by it or any third party operator.

      (z) NO VIOLATION OF CONTRACTS: Except as disclosed in Schedule "F", to the knowledge of Vendor none of Vendor, the Corporate Subsidiaries, the Subsidiary Partnerships or any other Person is in material breach or violation of, or default under, any Material Agreement. Each Material Agreement is, to the knowledge of Vendor, a valid agreement, arrangement or commitment of Vendor, the Corporate Subsidiary or the Subsidiary Partnerships which is a party thereto, enforceable against Vendor, the Corporate Subsidiary or the Subsidiary Partnerships as applicable, and the other parties thereto, in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

      (aa) PREFERENTIAL PURCHASE RIGHTS: Except as set forth in Schedule "N", or in respect of which a waiver has been obtained, there are no Preferential Purchase Rights, options or other rights created by, through or under it or any Corporate Subsidiary or the Subsidiary Partnerships since October 13, 2000 or, to the knowledge of Vendor, prior to that date, held by any Person not a party to this Agreement to purchase or acquire any interest in any part of the Assets or Shares as a result of the Transaction and in respect of those Preferential Purchase Rights set forth in Schedule "N", as of the date hereof, the waivers indicated in Schedule "N" have been obtained.

      (bb) MINUTE BOOKS: The minute books of the Corporate Subsidiaries were accurate and current in all material respects as of the date of this Agreement.

      (cc) INTELLECTUAL PROPERTY: The Assets include all material patents, trade designs and other intellectual property used in the Business (provided that Purchaser makes no representation as to the transferability of, or implications of a change of control on, any licensed third party intellectual property). To the knowledge of Vendor, to the extent related to the Business, none of Vendor, the Corporate Subsidiaries or the Subsidiary Partnerships is in violation of any patents, trade marks or intellectual property rights.

      (dd) NO LOSS OF RIGHTS: To the knowledge of Vendor, the consummation of the Transaction shall not result in the loss of any right or benefit under any Material Agreement nor confer upon any third party any right or benefit under any Material Agreement except as provided for in the Shrinkage Make-Up and Billing/Payment Frequency Memorandum of Agreement dated September 26, 2002.

      (ee) INTERCORPORATE DEBT, EXCLUDED ASSETS AND PARI CIBC LOAN: On or before the Closing Date Vendor shall have:

            (i) caused PARI to pay in full all amounts outstanding in respect of the PARI CIBC Loan;

            (ii) repaid, in all material respects, Intercorporate Debt other than that which is attributable to operating costs incurred or revenues arising in the ordinary course of business; and

            (iii) caused the Corporate Subsidiaries and the Subsidiary
                  Partnerships, as applicable, to have assigned to Vendor all of the Excluded Assets and all rights, obligations and liabilities associated therewith.

6.2   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Vendor as follows:

      (a) ORGANIZATION: Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Province of Alberta.

      (b) QUALIFICATION: Purchaser has the requisite corporate power to carry on its business as it is now being conducted, and is duly qualified to do business, and is in good standing, in the jurisdictions in which Purchaser's assets make such qualification necessary.

      (c) AUTHORITY: Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of Purchaser.

      (d) ENFORCEABILITY: This Agreement constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

      (e) NO CONFLICT OR VIOLATION: Neither the execution and delivery of this Agreement nor the consummation of the Transaction and performance of the terms and conditions contemplated herein by Purchaser will: (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, by-laws or other similar governing documents of Purchaser or, to the knowledge of Purchaser, any material agreement, indenture or other instrument under which Purchaser is bound, other than such conflicts, breaches or violations of agreements, indentures or other instruments as would not reasonably be expected to have a material adverse effect on Purchaser's ability to complete the Transaction, or (ii) violate or conflict with any Applicable Laws in the jurisdictions in which the assets of Purchaser are located other than as would not reasonably be expected to have a material adverse effect on Purchaser's ability to complete the Transaction.

      (f) CONSENTS: To the knowledge of Purchaser, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Purchaser or for or in connection with the consummation of the Transaction and performance of the terms and conditions contemplated hereby by Purchaser, except for (i) those consents, filings or notices expressly described and set forth in Schedule "M", (ii) Customary Post-Closing Consents, (iii) consents, filings or notices required to be made in accordance with the Competition Act (Canada), and (iv) consents, filings or notices the failure of which to obtain or with which to comply would not reasonably be expected to have a material adverse effect on Purchaser's ability to complete the Transaction.

      (g) ACTIONS: There are no actions, suits, or other legal, administrative or arbitration proceedings pending against Purchaser, or to the knowledge of Purchaser, threatened against Purchaser, which would reasonably be expected to have a material adverse effect on Purchaser's ability to complete the Transaction.

      (h) FUNDS: Purchaser has, and at all times prior to Closing will have, sufficient funds available to enable Purchaser to consummate the Transaction and to pay the payments described in Section 3.3 and
            Section 4.5 and all related fees and expenses of Purchaser.

      (i) INVESTMENT CANADA ACT: Purchaser is not a non-Canadian within the meaning of the Investment Canada Act (Canada).

      (j) ACTING AS PRINCIPAL: Purchaser is purchasing all of the right, title, interest and estate of Vendor in the Shares and Support Assets as principal.

      (k) BROKERAGE FEES AND COMMISSIONS: Neither Purchaser nor any Affiliate of Purchaser has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the Transaction for which Vendor shall incur any liability.

      (l) GOOD STANDING: Purchaser is not in breach of any Applicable Laws which could result in an undue delay or an inability to register any transfers of any license, order, permit or approval relating to the Business.

      (m) TAX STATUS: Purchaser is not exempt from Canadian income Tax pursuant to section 149 of the Tax Act.

      (n) ETA REGISTRATION: Purchaser is a registrant pursuant to the ETA, Purchaser's registration number being 861863025 RT0001.

6.3   NO ADDITIONAL REPRESENTATIONS AND WARRANTIES

Except as and to the extent set forth in Section 6.1, Vendor makes no representations or warranties whatsoever, and Purchaser acknowledges that it is purchasing the Shares and the Support Assets (and, indirectly, the Assets) on an "as is, where is" basis except as and to the extent of the representations and warranties set forth in Section 6.1. Vendor disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally, electronically or in writing) to Purchaser (including any opinion, information or advice which may have been provided to Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of Vendor, or its Affiliates, financial advisors, counsel or any other agent, consultant, representative or Person (collectively referred to as "VENDOR'S REPRESENTATIVES"). Without limiting the generality of the foregoing, Vendor makes no representations or warranties, as to:

      (a) title to the Assets (except to the limited extent set forth in Subsections 6.1(l);

      (b) any Environmental Matters or Environmental Liabilities, except to the limited extent set forth in Subsection 6.1(m);

      (c) any estimates of the value of the Shares, the Assets, the Business or the revenues, future revenues or estimates applicable to the Business;

      (d) any engineering or other interpretations or evaluations respecting the Business;

      (e) the location, quality, condition or serviceability of the Assets or the Business;

      (f) the suitability or fitness of any of the Assets for any use or purpose; or

      (g) any information provided or made available to Purchaser by Vendor's Representatives, in Vendor's data room, on plant or site visits or otherwise.

Without restricting the generality of the foregoing, Purchaser acknowledges that it:

            (i)   has been given the opportunity to make plant and site visits;

            (ii) has had full access to Vendor's data room and the information contained in the data room;

            (iii) has made its own independent investigation, analysis, evaluation, appraisal and inspection of the Business and the financial condition, operations and prospects of Vendor, the Subsidiary Partnerships, the Corporate Subsidiaries and the Business;

            (iv) has relied solely on its independent investigation, analysis, evaluation, appraisal, inspection and judgment as to its assessment of the value of the Business, the Shares and the Assets and the valuation, price and expense assumptions applicable thereto; and

            (v) has, prior to entering into this Agreement, been advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement.

6.4   NO MERGER

The representations and warranties made by Vendor in Section 6.1 shall respectively be deemed to apply to all transfers, assignments and other documents under which Vendor conveys its entire right, title, estate and interest in the Shares and the Support Assets to Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

6.5   NON-TRANSFERABLE

The representations and warranties contained in this Agreement and in any other certificate, agreement or other document delivered pursuant hereto, are made for the exclusive benefit of the Person to whom they are addressed, and such Person's Affiliates, and are not transferable and shall not be the subject of any rights of subrogation granted in favour of any other Person.

                                    ARTICLE 7
                                   TAX MATTERS

7.1   TAX RETURNS FOR PRE-EFFECTIVE DATE PERIODS

Vendor will cause to be prepared and timely filed all Tax Returns for each Corporate Subsidiary and the Cochrane Partnership for all taxable periods ending prior to the Effective Date and which are not filed before the Effective Date. Vendor has caused the fiscal year end for the Cochrane Partnership to end on the day immediately preceding the Effective Date.

7.2   TAX RETURNS FOR STRADDLE PERIOD AND POST-EFFECTIVE DATE PERIODS

Purchaser shall prepare or cause to be prepared and timely filed all Tax Returns for each Corporate Subsidiary and the Subsidiary Partnerships for taxable periods ending on or after the Effective Date. Purchaser shall permit Vendor to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Vendor. Vendor shall reimburse Purchaser for all reasonable third party costs and expenses incurred in connection with the preparation and filing of such Tax Returns to the extent in relation to the period ending on or at the Effective Date.

7.3   COOPERATION ON TAX MATTERS

Vendor and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Article 7, in the conduct of any Tax matter with respect to Taxes relating to taxable periods (or portions thereof) ending prior to the Effective Date and in the management of income tax liability and the implementation of any Tax savings plans.

7.4   TAX LIABILITY

      (a) Vendor shall be liable for, and shall cause to be timely paid, all Taxes, and shall be entitled to Tax refunds, of PARI and 898389 for tax periods ending prior to the Effective Date ("PRE-EFFECTIVE DATE TAX PERIOD");

      (b) Subject to Section 7.4(c), Purchaser shall be liable for, and shall cause to be timely paid, all Taxes, and shall be entitled to Tax refunds, of PARI and 898389 for taxable periods ending on or after the Effective Date;

      (c) Vendor shall be liable for all Taxes and entitled to Tax refunds of PARI and 898389 for periods that begin before the Effective Date and end after the Effective Date ("STRADDLE PERIOD") that are properly allocable to the period prior to the Effective Date ("PRE-EFFECTIVE DATE PERIOD"). Taxes or Tax refunds from a Straddle Period shall be allocated to Vendor by taking the total amount of Tax or Tax refunds for the Straddle Period and apportioning an amount of such Tax or Tax refunds to Vendor based on the tax base attributable to the Pre-Effective Date Period (examples of tax base are "sale" and/or "expenditures" for sales tax returns and "time" for franchise tax and ad valorem tax returns).

      (d) The Straddle Period Taxes (which may include tax refunds) allocable to Vendor as well as any unpaid Taxes or Tax refunds from Pre-Effective Date Tax Periods shall be included as Other Current Liabilities or Other Current Assets in the determination of Net Working Capital.

7.5   TAX INDEMNIFICATION AND AUDITS

      (a) Provided Purchaser and its Affiliates have not requested an audit by a taxing authority or otherwise deliberately caused such an audit to occur, from and after the Closing Vendor shall indemnify, release and save Purchaser, its Affiliates, PARI and 898389 and their respective officers, directors, employees and agents harmless from and against, and shall pay, all Taxes imposed (net of the present value of any Tax benefits, including the present value of any increased future year deductions, calculated pursuant to Schedule "J") as a result of an assertion, claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of PARI or 898389 for any Pre-Effective Date Period or for any Straddle Period Taxes which are properly allocable to Vendor under Section 7.4.

      (b) Provided Vendor and its Affiliates have not requested an audit by a taxing authority or otherwise deliberately caused such an audit to occur, from and after Closing, Purchaser shall indemnify, release and save the Vendor Indemnified Parties harmless from and against, and shall pay, all Taxes imposed as a result of an assertion, claim, notice of deficiency or assessment by, or any obligation owing to, any taxing authority for any Taxes of PARI or 898389 for any period beginning on or after the Effective Date ("POST-EFFECTIVE DATE PERIOD") or for any Straddle Period Taxes which are properly allocable to Purchaser under Section 7.4.

      (c) If an assertion, question or claim (whether written or verbal) shall be made by any taxing authority that could result in the indemnification of a Party (the "TAX INDEMNIFIED PARTY") under this Section, the Tax Indemnified Party shall promptly notify the Party obligated under this Section (the "TAX INDEMNIFYING PARTY") to indemnify the Tax Indemnified Party in writing of such fact, and:

            (i) the Tax Indemnified Party shall take such action in connection with responding to such assertion, question or claim as the Tax Indemnifying Party shall reasonable request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that
                  (A) within thirty (30) days after the notice required by this subsection has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than five (5) days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested or specifies the manner in which such assertion or question should be responded to, and (B) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all reasonable costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim or responding to such question or assertion, including reasonable attorney's and accountants' fees and disbursements. The Tax Indemnified Party shall not make any payment of such claim for at least thirty (30) days (or such shorter period as may be required by Applicable Laws) after the giving of the notice required by this subsection, shall give to the Tax Indemnifying Party any information requested relating to such assertion, question or claim, and shall otherwise cooperate with the Tax Indemnifying Party in order to contest effectively any such assertion, question or claim. The Tax Indemnifying Party shall determine the method of any contest of such claim and shall control the conduct thereof. The Tax Indemnifying Party shall have the right to pay the amount of any claim at any time for the purpose of avoiding interest charges. Upon the successful contestation of such claim, in whole or in part, the Tax Indemnifying Party shall be entitled to the return of such amount or portion thereof, together with any interest that is received thereon;

            (ii) subject to the provisions of paragraph (i) of this subsection, the Tax Indemnified Party shall enter into settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court, all as the Tax Indemnifying Party may reasonably request; provided, however, that the Tax Indemnified Party shall not be required by this
                  Section 7.5(c) to agree to any settlement or take any position in any contest that would increase the Tax Indemnified Party's tax liability for any period for which it is not indemnified by the Tax Indemnifying Party;

            (iii) promptly after the extent of the liability of the Tax
                  Indemnified Party with respect to a claim shall be established by the final judgment or decree of a court or a final and binding settlement with a Governmental Body having jurisdiction thereof, the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Taxes to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section; and

            (iv) the failure of the Tax Indemnified Party to promptly notify the Tax Indemnifying Party hereunder shall not relieve the Tax Indemnifying Party of its obligations hereunder, except to the extent that the Tax Indemnifying Party is prejudiced by the failure to so notify promptly.

      (d) Notwithstanding anything to the contrary in this Section, any interest, penalties, fines, assessments or additions to Tax resulting from or attributable to the failure of the Tax Indemnified Party to act in a timely manner, including filing Tax Returns, responding to tax audit or other inquiries or making payments shall not be indemnified hereunder and shall be the sole responsibility of the Tax Indemnified Party.

      (e) In addition to the provisions of Section 7.5(c), if Vendor becomes aware of any proposed audit adjustments of a Pre-Effective Date Period Tax Return that could result in or increase any Tax imposed on PARI or 898389 in any Post-Effective Date Period, Vendor shall promptly inform Purchaser. If Vendor elects not to contest the adjustment, Purchaser shall have the option, at Purchaser's own expense, to contest the proposed adjustment in accordance with the provisions of Section 7.5(c).

      (f) In addition to the provisions of Section 7.5(c), if any proposed audit adjustments of a Post-Closing Period could result in an audit adjustment for a Pre-Effective Date Period, Purchaser shall promptly inform Vendor. If Purchaser elects not to contest the adjustment, Vendor shall have the option, at Vendor's own expense, to contest the proposed adjustment in accordance with the provisions of Section 7.5(c).

      (g) Subject to the application of Section 12 to any representation, warranty, covenant or agreement made herein with respect to Taxes, the indemnification provided in this Section shall be the sole remedy for any claim in respect of Taxes. Any claim for indemnity under this Section must be made within ninety (90) days following the expiration of the applicable tax statute of limitations with respect to the relevant taxable period (including all periods of extension).

      (h) To the extent any refunds or credits with respect to Taxes paid by PARI or 898389 are attributable to transactions in taxable periods commencing before and ending on or before the Effective Date, such refunds or credits shall be for the account of Vendor. Except as provided in the immediately succeeding sentence, to the extent any determination of Taxes, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise results in a refund or credit of Taxes paid (a "REFUND") (i) Vendor shall be entitled to any part of such Refund attributable to a Pre-Effective Date Period, (ii) Purchaser shall be entitled to any part of such Refund attributable to a Post-Closing Tax Period, and
            (iii) Purchaser and Vendor shall each be entitled to a Refund attributable to a Straddle Period in the portions that Purchaser and Vendor originally bore any Taxes payable with respect to such taxable period. Whichever Party receives such Refund shall, within ten (10) Business Days after receipt thereof, pay such Refund, or the appropriate part thereof, and the interest received thereon to the Party entitled thereto under this subsection. To the extent any such Refund is properly includable in the taxable income of the initial recipient, the amount forwarded or reimbursed to Vendor or Purchaser, as the case may be, shall be reduced by a percentage of the amount of such Refund equal to the highest combined marginal federal and provincial income tax rate applicable to manufacturing and processing profits for the tax period in which the Refund is received. Any Refund not made within the ten (10) Business Day period specified above shall bear interest from the date received by the refunding Party at the Prime Rate.

      (i) Purchaser agrees that it shall not take any pro-active action which may result in an audit or investigation relating to Tax matters arising from the conduct of the Business prior to the Effective Date.

                                   ARTICLE 8
                          PREFERENTIAL PURCHASE RIGHTS

8.1   NOTICES

As soon as commercially reasonable following the execution and delivery of this Agreement by both Parties, Vendor shall comply with all Preferential Purchase Rights set forth and described in Schedule "N" which have not been waived and shall inter alia cause any required notices to be served on all appropriate parties utilizing bona fide value allocations as required under the agreements pursuant to which such Preferential Purchase Rights relate, which shall be supplied by Purchaser based upon generally accepted industry evaluation practices applied in a reasonable manner.

8.2   CONTINUED OBLIGATIONS UPON EXERCISE OF PREFERENTIAL PURCHASE RIGHTS

If one or more third parties duly exercises a Preferential Purchase Right, Vendor shall proceed to sell that part of the Assets subject to such exercised Preferential Purchase Right (the "ROFR ASSETS") to such third party or third parties, and Purchaser shall purchase all of the Shares and the Support Assets other than the ROFR Assets subject to and in accordance with this Agreement, and:

      (a) the Purchase Price shall be reduced by the aggregate value attributed to the ROFR Assets pursuant to the values attributed thereto by Purchaser pursuant to Section 8.1; and

      (b) this Agreement, including the definitions and all Schedules attached hereto, and all certificates, agreements and documents to be delivered pursuant hereto shall be construed without reference to the ROFR Assets.

                                   ARTICLE 9
                           ENVIRONMENTAL DUE DILIGENCE

9.1   ENVIRONMENTAL REPORTS

Purchaser acknowledges that prior to the execution and delivery of this Agreement, Purchaser has reviewed and examined all environmental reports, audits, summaries and other data and information relating to the Environment referred to in Schedule "I" with respect to the environmental condition of the Assets, and has taken into account the Previously Disclosed Environmental Liabilities in determining the amount of the Purchase Price.

9.2   ENVIRONMENTAL LIABILITY

Purchaser acknowledges that it has been provided with the right and opportunity to conduct due diligence investigations with respect to any potential Environmental Liabilities. Notwithstanding any other provision of this Agreement, Purchaser shall be solely responsible for all Environmental Liabilities regardless of whether such Environmental Liabilities occurred, arose or accrued at, prior to or subsequent to the Time of Closing. The covenants and agreements to indemnify made by Purchaser pursuant to Section 12.2 (b)(v) shall survive the Closing and shall not be subject to any limitation periods. Other than claims by Purchaser pursuant to Section 12.1 in respect of the representation and warranty contained in Subsection 6.1(m), the Purchaser Indemnified Parties shall have no rights of recovery, indemnification or contribution for Environmental Liabilities under this Agreement or at law or in equity, and all other rights or remedies which Purchaser may have at or under Applicable Law or in equity, including any right of contribution or reimbursement under any Environmental Law, with respect to any Environmental Liabilities are expressly waived.

                                   ARTICLE 10
                                   CONDITIONS

10.1  CONDITIONS FOR BENEFIT OF PURCHASER

The obligation of Purchaser to complete the Transaction shall be subject to the satisfaction of, or compliance with, the following conditions at or before the Time of Closing (which conditions Vendor hereby acknowledges are intended for the exclusive benefit of Purchaser and may be unilaterally waived by Purchaser in whole or in part):

      (a) VENDOR'S REPRESENTATIONS AND WARRANTIES: The representations and warranties of Vendor set forth in Section 6.1 shall, except where a specific time is otherwise indicated, be true and correct in all material respects as at the Time of Closing with the same force and effect as though made at the Time of Closing, except to the extent of any matters permitted under Section 5, and a certificate to that effect from Vendor shall have been delivered to Purchaser at Closing;

      (b) COMPLIANCE WITH AGREEMENT: Vendor shall have complied with and performed in all material respects all covenants and obligations required by this Agreement to be complied with and performed by Vendor at or prior to Closing;

      (c) RECEIPT OF CLOSING DOCUMENTATION: Purchaser shall have received from Vendor all documents required to be delivered by Vendor pursuant to
            Section 11.2;

      (d) STATUTORY REQUIREMENTS: The Competition Act Requirement shall have been satisfied on term satisfactory to Purchaser, acting reasonably;

      (e)   REQUIRED CONSENTS: All Required Consents shall have been obtained;
            and

      (f) ADDITIONAL CONDITION: The condition set forth in that letter agreement between Purchaser and Vendor dated June 29, 2004 shall have been satisfied or waived by July 20, 2004.

10.2  CONDITIONS FOR BENEFIT OF VENDOR

The obligation of Vendor to complete the Transaction shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, the following conditions (which are acknowledged to be inserted for the exclusive benefit of Vendor and which may be unilaterally waived by Vendor in whole or in part):

      (a) TRUTH AND ACCURACY OF REPRESENTATIONS AND WARRANTIES: All representations and warranties of Purchaser in Section 6.2 shall, except where a specific time is otherwise indicated, be true and correct in all material respects as at the Time of Closing with the same force and effect as though made at the Time of Closing and a certificate to that effect from Purchaser shall have been delivered to Vendor at Closing;

      (b) COMPLIANCE WITH AGREEMENT: Purchaser shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by Purchaser at or prior to Closing;

      (c) RECEIPT OF CLOSING DOCUMENTATION: Vendor shall have received from Purchaser all documents required to be delivered by Purchaser pursuant to Section 11.3;

      (d) STATUTORY REQUIREMENTS: The Competition Act Requirement shall have been satisfied on terms satisfactory to Vendor, acting reasonably; and

      (e)   REQUIRED CONSENTS: All Required Consents shall have been obtained

10.3  PARTIES TO EXERCISE DILIGENCE WITH RESPECT TO CONDITIONS PRECEDENT

Each Party shall use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions to its and the other Party's obligations under this Agreement that are reasonably capable of being performed by it and, subject to the satisfaction or waiver of the conditions set forth in this
Section 10 that are for its benefit, each Party shall take, or cause to be taken all other commercially reasonable actions to complete the Transaction. Purchaser shall be solely responsible, at its sole cost, for preparing and filing the Competition Act Notification. Purchaser shall be obligated to agree to reasonable conditions and undertakings to the extent required to satisfy the Competition Act Requirement.

10.4  RIGHTS OF PURCHASER

If:

      (a) any of the conditions for the exclusive benefit of Purchaser set forth in Section 10.1 shall not have been fulfilled at or prior to the Closing; or

      (b) Vendor has notified Purchaser of an amendment to Vendor's representations and warranties pursuant to Section 5.6 that is reasonably expected to have a Material Adverse Effect,

Purchaser shall be entitled, upon written notice given to Vendor prior to the Time of Closing to terminate its obligations under this Agreement effective as of the time of such notice, provided such written notice sets forth the grounds of termination. If no such notice is given prior to the completion of Closing, Purchaser shall be deemed to have waived fulfillment of such condition and to have elected to proceed with Closing as contemplated by Section 11. Where Purchaser has given written notice to Vendor to terminate its obligations under this Agreement as a result of an amendment to Vendor's representations and warranties pursuant to Section 5.6, and such amendment is the result of a willful breach by Vendor of its obligations hereunder, or is attributable the actions of Vendor's Affiliate which, had they been actions of Vendor, would have been a willful breach hereunder, Vendor shall pay to Purchaser, the Purchaser's Transaction Costs.

10.5  RIGHTS OF VENDOR

If:

      (a) any of the conditions for the exclusive benefit of Vendor set forth in Section 10.2 shall not have been fulfilled at or prior to the Time of Closing; or

      (b) Purchaser has notified Vendor of an amendment to Purchaser's representations and warranties pursuant to Section 5.6 that is reasonably expected to have a Material Adverse Effect,

Vendor shall be entitled, by written notice given to Purchaser prior to the Time of Closing to terminate its obligations under this Agreement effective as of the time of such notice, provided such written notice sets forth the grounds of termination. If no such notice is given prior to the completion of Closing, Vendor shall be deemed to have waived fulfillment of such condition and to have elected to proceed with Closing as contemplated by Section 11.

10.6  EFFECT OF TERMINATION

If this Agreement is terminated by Purchaser as permitted under Section 10.4 or terminated by Vendor as permitted under Section 10.5 hereof:

      (a) except as set forth in paragraph (b), (c) and (d) below, such termination shall be without liability of any Party to any other Party to this Agreement and the Parties shall be released from all of their obligations under this Agreement and neither Party shall have any claim against the other for damages or specific performance or otherwise in respect of the Transaction or this Agreement other than a claim for Losses suffered or incurred by it as a consequence of the other Party failing to comply with Section 10.3;

      (b) the Deposit and interest accrued thereon shall be retained by Vendor or returned to Purchaser in accordance with Article 3;

      (c) Purchaser shall promptly return to Vendor all materials delivered to Purchaser by Vendor, together with all copies of them that may have been made by or for Purchaser as contemplated in the Confidentiality Agreement; and

      (d) the Confidentiality Agreement shall survive any termination of this Agreement.

10.7  PROVISION OF INFORMATION

For a period commencing on the date hereof and ending on the first anniversary of the Closing Date, Vendor shall, subject to any obligations to third parties or other lawful restrictions, provide to Purchaser and to Purchaser's auditors such information as Purchaser may request in respect of the Assets and Business as is required pursuant to Applicable Laws, or for the requirements of any stock exchange or securities commission, which information may be disclosed by Purchaser in accordance with Section 17.9. Vendor consents to its auditors communicating and cooperating with Purchaser and its auditors and providing any consent or comfort letter in connection with Purchaser's use of financial information provided under this Section 10.7 and will instruct its auditors to do so.

                                   ARTICLE 11
                                     CLOSING

11.1  CLOSING OF TRANSACTION

The Closing shall take place at the offices of Vendor's counsel, Bennett Jones LLP, in Calgary Alberta, at 10:00 a.m. on the Closing Date.

11.2  DELIVERIES BY VENDOR AT CLOSING

At Closing, Vendor shall deliver or cause to be delivered to Purchaser:

      (a) the documents reasonably necessary to effectively transfer and convey the Shares and the Support Assets to Purchaser and the Purchaser shall, at its own cost and expense, register or have executed by third-parties such documents necessary to effect such transfer and conveyance;

      (b) resignations of the directors and officers of the Corporate Subsidiaries and mutual releases of all claims such officers and directors and the Corporate Subsidiaries may have against each other arising from such officers and directors acting as such;

      (c)   the certificate referred to in Section 10.1(a);

      (d) share certificates representing all of the shares of each of the Corporate Subsidiaries (endorsed for transfer);

      (e)   confirmation from the CIBC of the repayment of the PARI CIBC Loan;

      (f) termination of, and releases by Vendor, 898389 and PARI in respect of, the Management and Operating Services Agreements;

      (g) a guarantee given by The Williams Companies, Inc. of the payment and performance by Vendor of its obligations hereunder in the form of that attached as Schedule "U";

      (h) a bill of sale or general conveyance in respect of the Support Assets in form and substance satisfactory to Purchaser, acting reasonably; and

      (i)   any other documents specifically contemplated herein.

11.3  DELIVERIES BY PURCHASER AT CLOSING

At Closing, Purchaser shall deliver or cause to be delivered to Vendor:

      (a)   the payments described in Sections 3.3, 3.4 and 3.5;

      (b)   the certificate referred to in Section 10.2(a);

      (c) a guarantee given by Inter Pipeline Fund of the payment and performance by Purchaser of its obligations hereunder in the form of that attached as Schedule "U"; and

      (d)   and any other documents specifically contemplated herein.

                                   ARTICLE 12
                                   INDEMNITIES

12.1  INDEMNITY BY VENDOR

From and after the Closing and subject to the limitations contained in Sections
12.3 and 12.4, Vendor shall:

      (a) be solely liable and responsible for any and all Losses which Purchaser, its Affiliates and their directors, officers, agents and employees (the "PURCHASER INDEMNIFIED PARTIES") may suffer, sustain, pay or incur; and

      (b) indemnify, release and save Purchaser Indemnified Parties from any and all Losses which Purchaser Indemnified Parties may suffer, sustain, pay or incur;

resulting from, arising out of, attributable to or connected with:

            (i) any breach of any representation or warranty made by Vendor under Section 6.1;

            (ii) any failure by Vendor to observe or perform any covenant or agreement made by Vendor under this Agreement to the extent such failure was not caused by a Purchaser Indemnified Party; and

            (iii) third party claims arising from or related to the conduct of the Business prior to the Effective Date, other than:

                  (A)   Environmental Liabilities;

                  (B)   Disclosed Actions; and

                  (C)   any current liabilities included in the Net Working
                        Capital.

            (iv)  claims arising from or related to the Outstanding Audits; and

            (v) claims arising from or related to the Excluded Assets or any Third Party Technology, Process Technology or Hardware that Vendor is unable to transfer, assign or license.

The covenants and agreements to indemnify made by Vendor in this Section shall survive the Closing for the applicable Survival Period.

12.2  INDEMNITY BY PURCHASER

From and after the Closing and subject to the limitations contained in Section 12.3, Purchaser shall:

      (a) be solely liable and responsible for any and all Losses which Vendor, its Affiliates and their directors, officers, agents and employees (the "VENDOR INDEMNIFIED PARTIES") may suffer, sustain, pay or incur; and

      (b) indemnify, release and save the Vendor Indemnified Parties harmless from any and all Losses which Vendor Indemnified Parties may suffer, sustain, pay or incur;

resulting from, arising out of, attributable to or connected with:

            (i) any breach of any representation or warranty made by Purchaser under Section 6.2;

            (ii) any failure by Purchaser to observe or perform any covenant or agreement made by Purchaser under this Agreement to the extent such failure was not caused by the Vendor Indemnified Parties;

            (iii) the Future Obligations and the Financial Assurances to the
                  extent provided in Section 2.2(c) to the extent such failure was not caused by a breach of a representation, warranty or covenant of the Vendor hereunder;

            (iv) any Taxes (other than income taxes of Vendor), fees, charges, levies, duties or similar assessments or charges of any jurisdiction which may be imposed with respect to the Transaction, including any associated interest charges or penalties, to the extent such Taxes, fees, charges, levies, duties or similar assessments or charges were not caused by a breach of a representation, warranty or covenant of the Vendor hereunder;

            (v) Environmental Liabilities, regardless of whether such Environmental Liabilities occurred, arose or accrued at, prior to or subsequent to the Time of Closing, unless and to the extent Vendor is liable to Purchaser pursuant to Section 12.1 in respect of a breach of the representation and warranty set forth in Section 6.1(m);

            (vi)  Disclosed Actions; and

            (vii) the failure by Purchaser to cause the removal of names or marks pursuant to, or any other violation of, Section 17.1.

The covenants and agreements to indemnify made by Purchaser in this Section shall survive the Closing for the applicable Survival Period.

12.3  EMPRESS II PARTNERSHIP TRANSACTION

Purchaser acknowledges that on or immediately prior to the Effective Date, in anticipation of the Transaction, Vendor caused to be undertaken the Empress II Partnership Transaction. Whether or not Closing occurs, Purchaser shall:

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                                       35

      (a) be solely liable and responsible for any and all Losses which the Vendor Indemnified Parties may suffer, sustain, pay or incur; and

      (b) indemnify, release and save Vendor Indemnified Parties from any and all Losses which Vendor Indemnified Parties may suffer, sustain, pay or incur;

as a result of the Empress II Partnership Transaction to the extent such Losses would not have been suffered, sustained, paid or incurred had the Empress II Partnership Transaction not occurred.

12.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES\NO MERGER

      (a) The covenants, agreements, representations, warranties and indemnities of the Parties contained in this Agreement, or in any certificate, agreement or other document furnished by or on behalf of the Parties pursuant to this Agreement, shall survive Closing and, notwithstanding Closing or any documents delivered or investigations made by the Parties in connection therewith, shall continue in full force and effect for the benefit of the Party to whom such covenant, agreement, representation, warranty and indemnity was made; provided that no claim may be made against any Party pursuant to or based in any way upon the breach of any covenant, agreement, representation, warranty or for indemnification unless written notice thereof with reasonable particulars shall have been provided by the Party making such claim within the following period (the "SURVIVAL PERIOD"):

            (i) in the case of a claim pursuant to Section 12.1(i) or 12.2(i), the Survival Period is twelve (12) months;

            (ii) in the case of a claim by the Vendor Indemnified Parties pursuant to 12.2 (iv), the Survival Period is the limitation period under the relevant Tax legislation;

            (iii) in the case of a claim pursuant to Article 7 the Survival
                  Period is as set out in Section 7.5(g); and

            (iv) subject to the Limitations Act (Alberta), in the case of any other claim the Survival Period is unlimited.

      (b) After the applicable Survival Period, a Party shall have no liability in respect of the covenants, agreements, representations, warranties and indemnities of such Party contained in this Agreement or in any certificate, agreement or other document furnished by or on behalf of such Party pursuant to this Agreement unless written notice of a claim in respect thereof has been provided within three
            (3) Business Days following the expiry of such Survival Period.

12.5  LIMITATION ON VENDOR'S INDEMNITIES

Notwithstanding any other provision of this Agreement, the liability of Vendor pursuant to this Agreement and any certificate, agreement or other document delivered pursuant hereto, including any liability pursuant to a claim for indemnity or for breach of any representation, warranty, covenant or agreement on the part of Vendor contained herein shall be limited in accordance with the following provisions:

      (a) written notice of a claim shall have been provided by the relevant Purchaser Indemnified Party to Vendor within the Survival Period in accordance with Section 12.4;

      (b)   a Purchaser Indemnified Party shall have no claim against Vendor:

            (i) in respect of a particular act, omission, breach, failure or other event, unless the Losses attributable to such act, omission, breach, failure or other event exceed $250,000; and

            (ii) unless and until the aggregate amount of all claims by the Purchaser Indemnified Parties in respect of any other acts, omissions, breaches, failures or other events exceeds $10,000,000 and Vendor shall only be liable to the Purchaser Indemnified Parties with respect to that portion of the claims that exceed the aggregate deductible of $10,000,000;

      (c) the aggregate amount of the claims of the Purchaser Indemnified Parties against Vendor shall not exceed fifty percent (50%) of the Base Purchase Price; and

      (d) no claims may be made by the Purchaser Indemnified Parties against Vendor to the extent that the matter is reimbursed or reimbursable by insurance.

12.6  INDEMNITY PROCEDURE FOR THIRD PARTY CLAIMS

The following procedures shall be applicable to any claim by a Party (the "INDEMNIFIED PARTY") for indemnification from the other Party (the "INDEMNIFYING PARTY") in respect of a third party claim made against the Indemnified Party pursuant to this Agreement.:

      (a) Upon the third party claim being made against or commenced against the Indemnified Party, the Indemnified Party shall promptly provide notice thereof to the Indemnifying Party. The notice shall describe the third party claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnifiable Losses that has been or may be sustained by the Indemnified Party. If the Indemnified Party does not give timely notice to the Indemnifying Party as aforesaid, then such failure shall only lessen or limit the Indemnified Party's rights to indemnity hereunder to the extent that the defence of the third party claim was prejudiced by such lack of timely notice.

      (b) If the Indemnifying Party acknowledges to the Indemnified Party in writing that the Indemnifying Party is responsible to indemnify the Indemnified Party in respect of the third party claim pursuant hereto, the Indemnifying Party shall have the:

            (i) the right to assume carriage of the defence of the claim using legal counsel of its choice and at its sole cost; and\or

            (ii) the right to settle the claim provided the Indemnifying Party pays the full monetary amount of the settlement and the settlement does not impose any restrictions or obligations on the Indemnified Party;

      (c) Each Party shall cooperate with the other in the defence of the claim, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is necessary to assist in evaluating and defending the third party claim.

      (d) The Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to the third party claim without the prior written consent of the Indemnifying Party, (which consent shall not be unreasonably withheld or delayed) unless the Indemnified Party waives its rights to indemnification in respect of the third party claim.

      (e) Upon payment of the third party claim, the Indemnifying Party shall be subrogated to all claims the Indemnified Party may have relating thereto. The Indemnified Party shall give such further assurances and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue such subrogated claims as reasonably requested by it.

      (f) If the Indemnifying Party has paid an amount pursuant to the indemnification obligations herein and the Indemnified Party shall subsequently be reimbursed from any source in respect of the claim from any other Person, the Indemnified Party shall promptly pay to the Indemnifying Party such amounts received, including interest actually received attributable thereto, net of taxes required to be paid as a result of any such receipt and plus any taxes saved or recovered as a result of such payment.

12.7  CONSEQUENTIAL DAMAGES

In no event shall a Party be liable in respect of the covenants, agreements, representations, warranties and indemnities contained in this Agreement or in any certificate, agreement or other document furnished pursuant to this Agreement for consequential, indirect or punitive damages (including loss of anticipated profits, business interruption or any special or incidental loss of any kind) suffered, sustained, paid or incurred by the other Party.

12.8  FAILURE BY VENDOR TO CLOSE

If Closing does not occur due to a breach of this Agreement by Vendor, Vendor shall be liable to Purchaser for, and shall indemnify Purchaser in respect of, all Purchaser's Transaction Costs.

                                   ARTICLE 13
                                BOOKS AND RECORDS

13.1  PRESERVATION AND ACCESS TO BOOKS AND RECORDS

      (a) Vendor shall deliver to Purchaser the originals of Books and Records relating to the Business as soon as practicable after Closing, other than:

            (i) Books and Records that relate to any assessment, action, investigation or other legal proceeding to which Vendor is a party; and

            (ii) Books and Records that also relate to other business or operations of Vendor or its Affiliates.

            Such delivery shall be effected by the occupation by Purchaser of the premises held pursuant to the Office Lease and the delivery by the Vendor to the Purchaser of any Books and Records not held in such premises.

      (b) Purchaser shall make available for Vendor, and Vendor shall be entitled to permanently retain copies of, all Books and Records referred to in (a)(i) and (ii) above (provided that Purchaser may retain a copy of same to the extent related to the Business) and all information, data, documents, books, records, agreements, reports, plans, drawings, papers, files, lists, returns, assessments, reassessments and other materials of any nature or kind (whether written, machine readable or electronically stored) which are directly related to the ownership, conduct and/or operation of the business or operations of Vendor or its Affiliates other than the Business.

      (c) Following Closing, upon reasonable notice to Purchaser, Vendor shall be entitled to access and copy the Books and Records for any reasonable business purpose, including preparing for litigation, arbitration or to respond to any claim, demand, investigation or assessment threatened or commenced against Vendor, responding to any post-Closing inquiries made by any Governmental Body or other third parties, the preparation of Tax Returns and income tax information, the determination of the actual Accounting Adjustments as provided in Section 4, and responding to an audit or complying with the requirements of Applicable Laws. Vendor shall pay all reasonable third party costs and expenses incurred by Purchaser in providing Vendor access to the Books and Records from time to time. All such Books and Records made available to Vendor pursuant to this Section 13.1(c) shall be maintained as confidential by Vendor and shall not be disclosed except as required in connection with any demand, investigation or assessment threatened or commenced against Vendor.

      (d) Until December 31, 2010, Purchaser shall give Vendor reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if Vendor so requests, Purchaser shall allow Vendor to take possession of such Books and Records. If any Books and Records contain information relating to the Business which is consolidated with, or otherwise difficult to isolate or extract from, information that relates to other business or operations of Vendor or its Affiliates, the Parties shall cooperate and act in good faith to determine which information should be provided to Purchaser hereunder and the means for providing that information.

                                   ARTICLE 14
                                   TECHNOLOGY

14.1  IN-HOUSE SOFTWARE

At Closing Vendor shall, to the extent permitted under any related agreements to which it is subject, grant to Purchaser, a perpetual, non-exclusive, paid-up sub-license in and to the source code and documentation (if any) to the In-house Software pursuant to which Purchaser shall have the right after Closing to disassemble, decompile, reverse engineer or otherwise manipulate, develop, change, expand or abandon all or any part of the In-house Software and shall also have the right to further sub-licence all or any part of the In-house Software to Affiliates or any third party purchaser of the Business for use in connection with the Business. The In-house Software and the sub-license in respect thereof shall be delivered to Purchaser on an "as-is" basis without any representation or warranty of any nature or kind whatsoever. Notwithstanding anything to the contrary contained in this Agreement, or in any certificate, agreement or other document delivered pursuant hereto, Vendor specifically disclaims any and all warranties of any nature or kind whatsoever with respect to the In-house Software, including any implied warranties of merchantability or fitness for any particular purpose, and Vendor shall not be liable for any Losses (including any consequential, punitive, exemplary, third party or other damages) suffered, sustained, paid or incurred by Purchaser or any Person claiming by, through or under Purchaser relating to the use, misuse or reliance upon the In-house Software, the integration of the In-house Software with any other software or the failure of the In-house Software. Vendor shall have no obligation whatsoever in respect of the In-house Software, including any obligation to support, update, upgrade or maintain such software. Vendor shall retain all rights in and to the In-house Software, including the right after Closing to disassemble, decompile, reverse engineer or otherwise manipulate, develop, change, exchange, expand, commercialize, sell, license or abandon the In-house Software and shall be under no obligation to account therefor or to provide copies thereof to Purchaser. For greater certainty, Vendor will license or otherwise transfer or make available to Purchaser that In-House Software described in Schedule "O" as "EPAS-Extraction Plant Accounting System" and "LMAC
- Liquids Management Accounting", it being agreed that, when licensed by Vendor to Purchaser, Vendor may continue to use such In-House Software.

14.2  THIRD PARTY TECHNOLOGY AND PROCESS TECHNOLOGY

Prior to Closing, Vendor and Purchaser will use commercially reasonable efforts to obtain all necessary third party consents, additional licenses and other documentation necessary for Purchaser, PARI, 838983, the Cochrane Partnership or the Empress II Partnership to obtain the right to use the Third Party Technology and the Process Technology from and after Closing, including by way of a transfer, assignment or license by Vendor where legally permissible in the judgment of Vendor. To the extent additional license fees, royalties or other amounts are payable to third parties in respect of Purchaser's, PARI's, 838983's or the Cochrane Partnership's or the Empress II Partnership's right to use any Third Party Technology and Process Technology, such fees, royalties and amounts shall be paid by Purchaser. If Vendor is not able to transfer, assign or license any Third Party Technology and Process Technology to Purchaser, PARI, 838983, the Cochrane Partnership or the Empress II Partnership, Purchaser shall, at its sole cost and expense, purchase or otherwise acquire its own license or rights to use such Third Party Technology as may be necessary to carry on operations in respect of the Business. For greater certainty, Vendor will license or otherwise transfer or make available to Purchaser that Third Party Technology and Process Technology described as items 3 though 8 in Schedule "P".

14.3  HARDWARE

Purchaser acknowledges that certain Hardware as identified on Schedule "Q" is currently used by Vendor in the conduct of businesses other than the Business. Notwithstanding Section 2.1, Vendor shall sell, assign, transfer and convey and transfer possession to Purchaser and Purchaser shall purchase and acquire from Vendor (without further consideration), the Hardware upon the earlier of (i) such time as Vendor no longer requires the use of the Hardware in its businesses, and (ii) the last day of the Transition Period. During such time period, Vendor shall provide to Purchaser, as part of the Transitional Services, the right to utilize the Hardware insofar as the Hardware is required to operate the Third Party Technology and the In-House Software (provided that Purchaser has obtained the right to use such Third Party Technology and the In-House Software as described in Section 14.2).

14.4  NO LIABILITY

The inability of Vendor to transfer, assign or license any Third Party Technology, Process Technology or Hardware to Purchaser shall not be deemed under any circumstances to be the fault of, or create any liability under any legal theory to Vendor (whether under breach of warranty, contract, tort or strict liability), it being acknowledged by Purchaser that such matters are beyond the control of Vendor. There shall be no adjustment to the Purchase Price if Vendor is not able to transfer, assign or license any Third Party Technology, In-House Software, Process Technology or Hardware to Purchaser.

                                   ARTICLE 15
                        INTERIM AND TRANSITIONAL SERVICES

15.1  INTERIM PERIOD

To compensate Vendor for the operation and maintenance of the Corporate Subsidiaries during the Interim Period, Purchaser shall pay to Vendor on the Closing Date, the amount described as being payable for the Interim Period as set forth in Schedule "S". Such amount shall be prorated for any partial month.

15.2  TRANSITIONAL SERVICES

In order to facilitate the orderly and effective transition of the Business to Purchaser, Vendor shall provide to Purchaser the services set forth in Schedule "S" relating to the operation of the Business for the Transitional Period.

15.3  FEE PAYABLE FOR PROVISION OF TRANSITIONAL SERVICES

Purchaser shall pay Vendor or to the order of Vendor, a monthly fee for the provision of the Transitional Services in accordance with the fee structure set forth in Schedule "S". The fee payable by Purchaser shall represent recovery of the direct costs incurred by Vendor, including related overhead. Purchaser shall also pay to Vendor all third party costs and expenses incurred in providing the Transitional Services. Upon notice by Purchaser, Vendor shall no longer supply the services set forth in this Section 15.3 (or any portion thereof) and the monthly fee (or the portion related thereto) shall no longer be payable. The monthly fee shall be prorated for any partial month.

15.4  POINTS OF CONTACT

Prior to Closing, each of Vendor and Purchaser shall designate a transition project manager (the "TRANSITION CO-ORDINATOR") to be the primary source of co-ordination between the Parties for the provision of the Transitional Services, and a point of contact for each of the Transitional Services specified in Schedule "S". The Transitional Coordinator for each Party shall coordinate all efforts in the provision and receipt of the Transitional Services. Purchaser shall keep Vendor reasonably informed of its transitioning plan.

15.5  PURCHASER PROVIDED SERVICES

      (a) Purchaser shall provide to Vendor such assistance as reasonably requested by Vendor, including certain Continued Employees, to:

            (i)   provide the Transitional Services; and

            (ii) to provide such additional assistance as Purchaser as Vendor may reasonably require to attend to certain post-Closing matters.

      (b) Purchaser shall also provide Vendor with the services contemplated in Note 1 of Schedule "S".

      (c)   Vendor shall pay to Purchaser:

            (i) in respect of the services provided in (a) above, $10,000 per month; and

            (ii) in respect of the services provided in (b) above, $11,000 per month.

      (d) Upon notice by Vendor, Purchaser shall no longer supply the services set forth in this Section 15.5 and the amounts set forth in (c) shall no longer be payable. Such amounts shall be prorated for any partial month to the extent that Purchaser renders such employees unavailable to Vendor, Vendor shall have the right to hire third party contractors and consultants to assist in the provision of the Transitional Services and Purchaser shall reimburse Vendor for all such additional costs. Following Closing, for a period not to exceed 180 days, Purchaser shall provide Vendor with the services contemplated in Note 1 of Schedule "S", such costs to be credited against the fee payable in respect of the Transitional Services.

15.6  POST-CLOSING COSTS

Except as set out in this Article 15 or as expressly required herein, each Party shall bear its own costs and expenses required to be incurred to prepare the Final Closing Statement and satisfy any post-Closing obligations it may have.

15.7  PAYMENTS

The amounts payable by the Parties as set forth in this Article 15 may be set off against each other. Any net amounts owing, plus GST thereon, shall be paid within 30 days of receipt of the invoice. Where a Party fails to pay such invoice within such 30 day period, the other Party shall have the right (without limiting any other rights or remedies available to it) upon the delivery of written notice to non-paying Party to cease to perform the services to which the payment relates.

15.8  POST-CLOSING RECEIPTS

Any amounts received by Vendor or its Affiliates (other than the Corporate Subsidiaries or the Subsidiary Partnerships) after the Closing Date and relating to the operation of the Business after the Effective Date, including governmental incentives (if any) and proceeds from the sale of production, shall be received and held by Vendor or such Affiliate in trust for Purchaser and shall be paid to Purchaser within five Business Days of receipt by Vendor or such Affiliate.

                                   ARTICLE 16
                               EMPLOYMENT MATTERS

16.1  WRITTEN OFFERS OF EMPLOYMENT

Subject to the terms and conditions set forth in the letter agreement dated June 29, 2004 between Inter Pipeline Fund and the Vendor, Purchaser shall:

      (a) control and be responsible for the process of evaluating the Prospective Employees and of selecting those Prospective Employees to whom Purchaser chooses to make offers of employment. In evaluating and selecting the Prospective Employees, Purchaser may interview at reasonable times such of the Prospective Employees as it wishes and Vendor agrees to assist with interview logistics;

      (b) prior to making any offers of employment to the Prospective Employees, consult with Vendor with respect to the Prospective Employees to whom Purchaser will make written offers of employment and the terms of the offers;

      (c) deliver written offers of employment to the Prospective Employees selected in accordance with Section 16.1 and concurrently provide copies of such offers to Vendor at least ten (10) days prior to the Closing Date. Each offer of employment shall be conditional on Closing occurring and shall provide the terms and conditions of employment with Purchaser including the terms and conditions provided in Section 16.2 hereof and the eligibility for and value of other employment programs and practices of Purchaser and will be open for acceptance by the Prospective Employee until 12:00 p.m. five (5) days prior to the Closing Date; and

      (d) for a period of not less than six (6) months from the Closing Date, employ all Continued Employees in substantially similar or equivalent positions as described in Schedule "T" in order to provide each Continued Employee a reasonable opportunity to prove his or her capabilities to Purchaser, provided, however, that Purchaser shall have the right to terminate the employment of a Continued Employee for cause.

16.2  TERMS OF EMPLOYMENT

Purchaser shall, from and after the Closing:

      (a) credit the Continued Employees with all service recognized by Vendor, including all periods of employment leave, for all purposes including eligibility for, vesting and locking in of benefits, as applicable, under each of Purchaser's employee benefit plans, policies or programs to the extent so recognized under the analogous Employee Plans and, in the event of future termination of employment, the entitlement to severance payments;

      (b) for a period of not less than two (2) years from the Closing Date, provide to the Continued Employees (including any Continued Employees on maternity leave, approved leaves of absence, vacation leave or short term disability) total cash compensation opportunities and employee benefits on a basis such that each Continued Employee individually receives a total cash compensation opportunity and benefits which are not less favourable in the aggregate, as the total cash compensation opportunity and employee benefits provided by Vendor under the Employee Plans to such Continued Employee immediately prior to Closing (but not including any extraordinary retention bonuses or similar payments); and

      (c) for a period of not less than two (2) years from the Closing Date, provide to the Continued Employees cash compensation on a basis which is not less favourable in the aggregate to the total cash compensation opportunity each Continued Employee was receiving from Vendor (being the sum of such Continued Employee's base pay and incentive compensation target opportunity)immediately prior to the Closing and which each Continued Employee would have received from Vendor after the Closing but for this Agreement.

16.3  SEVERANCE

If a Prospective Employee is not offered employment by Purchaser pursuant to
Section 16.1 or, having received an offer of employment from Purchaser pursuant to Sections 16.1 and 16.2 does not accept such offer, and is thereafter terminated by Vendor, Vendor will be responsible for the severance liability (if any) regarding such terminated Prospective Employee (the "TERMINATION PAYMENT"), provided, however:

      (a) that if any such terminated Prospective Employee is subsequently hired by Purchaser within six (6) months of the Time of Closing (the "RESTRICTED PERIOD"), Purchaser shall pay to Vendor an amount equal to the Termination Payment multiplied by a fraction, the numerator of which is the number of months remaining in the Restricted Period at the time such terminated employee is offered employment with Purchaser, and the denominator of which is six; and

      (b) that if any such terminated Prospective Employee was not offered employment by Purchaser pursuant to Section 16.1, and their employment with Vendor was based in a field location outside of Vendor's head office in Calgary as of the date Purchaser delivered the written offers of employment pursuant to Section 16.1, and is terminated by Vendor within one month after the Closing Date, Purchaser shall reimburse Vendor for any Termination Payment relating to that Prospective Employee.

16.4  TERMINATION ENTITLEMENTS

For greater certainty, effective immediately prior to the Time of Closing the Continued Employees shall be considered to have terminated their employment with Vendor for purposes of Vendor's Pension Plan, Vendor's Savings Plan and other applicable employee plans and they shall be entitled to such options with respect to their entitlements under such plans as are generally available to terminated employees of Vendor under such plans in accordance with their respective terms. Vendor shall also pay each Continued Employee any incentive payments (at the target level) which have accrued in respect of those Continued Employees during the period from January 1, 2004 until the Time of Closing.

16.5  PERSONAL TIME OFF

In order to apportion the liability for the payment of a Continued Employee's PTO Entitlement:

      (a) Vendor shall pay to Purchaser an amount equal to the Continued Employee's base salary for the number of days of his or her PTO Entitlement for 2004 multiplied by a percentage equal to 50% less the percentage of PTO Entitlement that the Continued Employee took prior to the Effective Date, provided that no payment will be made by Vendor pursuant to this Section 16.5(a) in respect of such Continued Employee if such Continued Employee took 50% or more of his or her PTO Entitlement prior to the Effective Date;

      (b) Purchaser shall pay to Vendor an amount equal to the Continuing Employee's base salary for the number of days of his or her PTO Entitlement for 2004 multiplied by a percentage equal to 50% less the percentage of his or her PTO that the Continued Employee did not

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                                       45

            take prior to the Effective Date, provided that no payment will be made by Purchaser pursuant to this Section 16.5(b) in respect of such Continued Employee if such Continued Employee took less than 50% of his or her PTO Entitlement prior to the Effective Date;

      (c) Purchaser shall be liable for each Continuing Employee's PTO Entitlement for 2004 which was unutilized as of the Effective Date; and

      (d) Vendor shall remain liable for any unused carry over of PTO Entitlement of each Continuing Employee for years prior to 2004.

                                   ARTICLE 17
                                     GENERAL

17.1  REMOVAL OF NAME

Following the Closing, neither Purchaser nor any of the Corporate Subsidiaries or any Affiliate of Purchaser will be entitled to use the names "Williams" or "WECI" or any variations and derivations thereof, including any logo, trademark or design containing such name (the "PROHIBITED NAMES AND MARKS"). Accordingly, promptly following the Closing, Purchaser shall cause the destruction, disposal or replacement of stationery, business cards and similar assets, and where applicable, shall cause the applicable corporation to change its name, so to avoid the use of the Prohibited Names and Marks. In addition, as soon as reasonably practicable, but in any event within the earlier of ninety (90) days following the Closing or the date required by Applicable Laws, Purchaser shall
(i) cause to be removed the Prohibited Names and Marks from all of the Assets and will not thereafter make any use whatsoever of such names, marks and logos and (ii) make all requisite filings with, and provide requisite notices to, the appropriate federal, provincial, municipal or other agencies to place title or other evidence of operation or ownership in a name other than the Prohibited Names and Marks.

17.2  INTEREST ACCRUES ON AMOUNTS OWING

Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid after the day such amount was due, shall bear interest which shall accrue daily and be compounded monthly, from the day such payment was due until the day such amount was paid, at the rate of two (2%) percent per annum above the Prime Rate.

17.3  EXPANDED MEANINGS

Unless the context otherwise necessarily requires, the following provisions shall govern the interpretation of this Agreement:

      (a) words used herein importing the singular number only shall include the plural and vice versa;

      (b) the terms "in writing" or "written" include printing, typewritten, or any electronic means of communication by which words are capable of being visually reproduced at a distant point of reception, including by telecopier or telex;

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                                       46

      (c) "this Agreement", "the Agreement", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this agreement and includes each schedule attached hereto, and not to any particular Article, Section or other subdivision or portion hereof and includes each and every instrument varying, amending, modifying or supplementing this agreement;

      (d) references herein to any agreement or instrument, including this Agreement, shall be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time;

      (e) the word "including", "includes" or, "include" wherever used in this Agreement, means "including, without limitation", "includes, without limitation" or "include, without limitation", as the case may be;

      (f) all references to "Articles", "Sections", "subsections" and "Schedules" are references to Articles, Sections or subsections of, or Schedules to, this Agreement; and

      (g) the division of this Agreement into Articles, Sections and other subdivisions, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

17.4  CURRENCY

All references in this Agreement to "Dollars" or "$" are references to lawful money of Canada, unless otherwise indicated.

17.5  ACCOUNTING REFERENCES

Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

17.6  STATUTORY REFERENCES

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto, and any reference to an order, ruling or decision shall be deemed to be a reference to such order, ruling or decision as the same may be varied, amended, modified, supplemented or replaced from time to time.

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                                       47

17.7  APPLICABLE LAW AND ATTORNMENT

This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. The Parties hereto irrevocably consent and submit to the exclusive jurisdiction of the courts of the Province of Alberta with respect to all matters relating to this Agreement. Each Party waives any objection that it may now or hereafter have to the determination of venue of any proceeding in such courts relating to this Agreement that it may now or hereafter have that such courts are an inconvenient forum.

17.8  EXPENSES

All costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with the Agreement and the Transaction shall be paid by the Party incurring such expenses; provided, however, that Purchaser shall pay all costs and expenses in registering any specific transfers and conveyances of the Assets to complete the Transaction and all costs and expenses relating to the filing of the Competition Act Notification or otherwise related to satisfaction of the Competition Act Requirement.

17.9  PUBLICITY REGARDING TRANSACTION

No public announcement or press release concerning the Transaction shall be made by a Party or its Affiliates without the prior written consent and joint approval of the other Party; provided that:

      (a) nothing contained herein or in the Confidentiality Agreement shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public if required by Applicable Law or the rules of a stock exchange or securities commission or if required to comply with Preferential Purchase Rights or to obtain the Required Consents or in the filing of the Competition Act Notification. Prior to a Party making an announcement or disclosure permitted by the preceding sentence, it will provide a copy of the proposed disclosure or announcement to the other Party to permit the other Party to propose changes thereto and will make such changes if they are reasonable;

      (b) in connection with the public offering of securities by Purchaser to fund a portion of the Purchase Price, Purchaser shall provide to Vendor for its prior approval, which shall not be unreasonably withheld, drafts of any prospectus or offering document in which Purchaser proposes to describe the Transaction and Purchaser shall make any changes in respect thereof which Vendor may reasonably request, it being acknowledged that Purchaser shall not release any information in connection therewith which would contravene any obligation Vendor has to any third party.

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                                       48

17.10 NOTICES

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof (a "NOTICE") to any Party shall be sufficiently given if delivered or telecopied to that Party:

      (a)   in the case of a Notice to Purchaser at:

                    C/O INTER PIPELINE FUND
                    2600, 237 - 4th Avenue S.W.
                    Calgary, Alberta
                    T2P 0H4

                    FAX NO.: (403) 290-6090
                    ATTENTION: Mr. David Fesyk

                    WITH A COPY TO:

                    BURNET, DUCKWORTH & PALMER LLP
                    1400, 350 - 7th Avenue S.W.
                    Calgary, Alberta
                    T2P 3N9

                    FAX NO.: (403) 260-5744
                    ATTENTION: Mr. John H. Cuthbertson

      (b)   in the case of a Notice to Vendor at:

                    WILLIAMS ENERGY (CANADA), INC.
                    #2700, 237 - 4th Avenue S.W.
                    Calgary, Alberta
                    T2P 4K3

                    Fax No.: (403) 444-4470
                    ATTENTION: PRESIDENT

            with a copy to:

                    WILLIAMS ENERGY (CANADA), INC.
                    One Williams Center, Suite 4100
                    Tulsa, OK 74172

                    Fax No.: (918) 573-4503
                    ATTENTION: MR. CRAIG RAINEY

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                                       49

            and a copy to:

                    BENNETT JONES LLP
                    4500 Bankers Hall East
                    855 2nd Street S.W.
                    Calgary, Alberta
                    T2P 4K7

                    Fax No.: (403) 265 7219
                    ATTENTION: MR. ROBERT P. DESBARATS

or at such other address or telecopier as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed or telecopied to the address or telecopier number hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if the Notice is delivered after 4:00 p.m. (local time) or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next following Business Day.

17.11 TIME OF THE ESSENCE

Time shall be of the essence.

17.12 ENTIRE AGREEMENT

This Agreement, including the Schedules hereto, and the Confidentiality Agreement together with the agreements and other documents and instruments to be executed and delivered pursuant hereto and thereto, constitutes the entire agreement between the Parties in relation to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied with respect to the subject matter hereof, including the Confidential Information Memorandum. Neither of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement, in the agreements and other documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement or in the Confidentiality Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the agreements and other documents and instruments to be delivered on or before the Closing Date pursuant hereto, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such agreements, documents and instruments to be delivered pursuant to this Agreement.

17.13 SEVERABILITY

Any Article, Section, subsection or other subdivision or any other provision of this Agreement which is, is deemed to be, or becomes void, illegal, invalid or unenforceable shall be severable

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                                       50

herefrom and ineffective to the extent of such voidability, illegality, invalidity or unenforceability, and shall not invalidate, affect or impair the remaining provisions hereof, which provisions shall be severable from any void, illegal, invalid or unenforceable Article, Section, subsection or other subdivision or provision.

17.14 AMENDMENT OF AGREEMENT

No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

17.15 WAIVER

No waiver of any of the provisions of this Agreement shall be valid unless in writing and no such waiver shall constitute nor be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.16 ASSIGNMENT AND ENUREMENT

This Agreement or any rights or obligations hereunder shall not be assigned by either Party without the prior written consent of the other Party. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

17.17 NO THIRD PARTY BENEFICIARIES

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and no other Person shall be entitled to any rights or benefits hereunder.

17.18 FURTHER ASSURANCES

The Parties hereto shall provide all such reasonable assurances as may be requested to consummate the Transaction and each Party shall provide such further documents or instruments requested by the other Party to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

17.19 COUNTERPART EXECUTION

This Agreement may be executed in one or more counterparts. Each counterpart shall constitute an original and all counterparts together shall constitute one and the same agreement. Facsimile copies of executed counterparts shall be conclusively regarded for all purposes as originally executed counterparts pending delivery of the originals.

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                                       51

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

                                        WILLIAMS ENERGY (CANADA), INC.

                                        Per:  /s/ Alan S. Armstrong
                                             ---------------------------------

                                        Per: Senior Vice President

                                        1024234 ALBERTA LTD.

                                        Per:  /s/ David W. Fesyk
                                             ---------------------------------
                                             President and CEO

                                        Per:  /s/ Scott Gerla
                                             ---------------------------------
                                              Vice President, Finance